Exhibit 4.23

SHAREHOLDERS’ AGREEMENT

entered into by and among

AGUASSANTA INVESTIMENTOS S.A.

QUELUZ HOLDING LIMITED

CLASSE ÚNICA BTG PACTUAL INFRAESTRUTURA III FUNDO DE INVESTIMENTO EM

PARTICIPAÇÕES MULTIESTRATÉGIA

CLASSE ÚNICA FUNDO DE INVESTIMENTO EM PARTICIPAÇÕES BPAC3 - MULTIESTRATÉGIA

RESPONSABILIDADE LIMITADA

BTG PACTUAL CO-INVESTIMENTO COSAN FUNDO DE INVESTIMENTO EM PARTICIPAÇÕES

MULTIESTRATÉGIA RESPONSABILIDADE LIMITADA

VERTIZ HOLDING S.A.

and

CLASSE A DO PERFIN RALLY FUNDO DE INVESTIMENTO EM PARTICIPAÇÕES

MULTIESTRATÉGIA RESPONSABILIDADE LIMITADA

and, as intervening consenting parties,

 COSAN S.A.

RUBENS OMETTO SILVEIRA MELLO

November 7, 2025

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SHAREHOLDERS’ AGREEMENT

By this private instrument and in the best form of law, the parties below, namely:

(i) AGUASSANTA INVESTIMENTOS S.A., a corporation (companhia aberta) organized under the laws of Brazil, headquartered in the city of Piracicaba, State of São Paulo, Av. Cezira Giovanoni Moretti, number 955, 2nd floor, Suite 11, Santa Rosa Subdivision, ZIP Code: 13414-157, enrolled with the Brazilian Corporate Taxpayers’ Registry (CNPJ/MF) under No. 34.699.984/0001-62, herein represented in accordance with its articles of association (“Aguassanta Investimentos”); and

(ii) QUELUZ HOLDING LIMITED, a company organized under the laws of the British Virgin Islands, with its registered office in the city of Tortola, at the Mercy Building, 2nd floor, enrolled with the Brazilian Corporate Taxpayers’ Registry (CNPJ/MF) under No. 15.157.585/0001-25, herein represented in accordance with its corporate documents (“Queluz” and, together with Aguassanta Investimentos, the “Aguassanta Holdings”);

(iii) CLASSE ÚNICA BTG PACTUAL INFRAESTRUTURA III FUNDO DE INVESTIMENTO EM PARTICIPAÇÕES MULTIESTRATÉGIA, a single-class private equity investment fund (fundo de investimento em participações) with its registered office in the City of Rio de Janeiro, State of Rio de Janeiro, at Praia de Botafogo No. 501, 5th Floor (part), Botafogo, ZIP Code 22250-040, enrolled with the Brazilian Corporate Taxpayers’ Registry (CNPJ/MF) under No. 52.363.509/0001-00, herein represented by its investment manager, BTG PACTUAL GESTORA DE RECURSOS LTDA., a limited liability company (sociedade limitada) with its registered office in the City of São Paulo, State of São Paulo, at Av. Brigadeiro Faria Lima No. 3,477, 14th Floor (part), Itaim Bibi, ZIP Code 04538-133, enrolled with the CNPJ/MF under No. 09.631.542/0001-37 (“BTG Gestora” and “FIP Infra III”, respectively);

(iv) BTG PACTUAL CO-INVESTIMENTO COSAN FUNDO DE INVESTIMENTO EM PARTICIPAÇÕES MULTIESTRATÉGIA RESPONSABILIDADE LIMITADA, a private equity investment fund (fundo de investimento em participações) with its registered office in the City of Rio de Janeiro, State of Rio de Janeiro, at Praia de Botafogo No. 501, 5th Floor (part), Botafogo, ZIP Code 22250-040, enrolled with the Brazilian Corporate Taxpayers’ Registry (CNPJ/MF) under No. 62.862.121/0001-08, herein represented by its investment manager, BTG Gestora, in accordance with its articles of association (“FIP COINVEST”);

(v) CLASSE ÚNICA FUNDO DE INVESTIMENTO EM PARTICIPAÇÕES BPAC3 - MULTIESTRATÉGIA RESPONSABILIDADE LIMITADA, a single-class private equity investment fund (fundo de investimento em participações) with its registered office in the City of Rio de Janeiro, State of Rio de Janeiro, at Praia de Botafogo No. 501, 5th Floor (part), Botafogo, ZIP Code 22250-040, enrolled with the CNPJ/MF under No. 13.883.056/0001-83, herein represented by its investment manager, BTG Gestora, in accordance with its articles of association (“FIP BPAC 3” and, together with FIP Infra III and FIP COINVEST, the “BTG Vehicles”);

(vi) CLASSE A DO PERFIN RALLY FUNDO DE INVESTIMENTO EM PARTICIPAÇÕES MULTIESTRATÉGIA RESPONSABILIDADE LIMITADA, a private equity investment fund (fundo de investimento em participações), enrolled with the CNPJ/MF under No. 62.812.661/0001-79, pursuant to its regulations, herein represented by its investment manager, Perfin Infra Administração de Recursos Ltda., enrolled with the CNPJ/MF under No. 04.232.804/0001-77, duly authorized to provide securities portfolio management services pursuant to Declaratory Act No. 7,627, dated February 4, 2004 (“Perfin Manager”), in accordance with its articles of association (“Perfin Vehicle” and, together with the BTG Vehicles, the “Investors”); and

(vii) VERTIZ HOLDING S.A., a corporation (sociedade anônima) with its registered office at Avenida Brigadeiro Faria Lima No. 4,100, 16th Floor, Suite 30, Itaim Bibi District, in the City and State of São Paulo, ZIP Code 04538-132, enrolled with the Brazilian Corporate Taxpayers’ Registry (CNPJ/MF) under No. 62.330.590/0001-78, herein represented in accordance with its bylaws (“HoldCo”);

and, further, as intervening and consenting parties, expressly agreeing with all terms and conditions hereof, including the specific obligations applicable to them, as set forth in this Agreement, and agreeing to be bound by the arbitration clause:

(viii) COSAN S.A., a corporation (sociedade anônima) with its registered office in the City of São Paulo, State of São Paulo, at Avenida Brigadeiro Faria Lima No. 4,100, 16th Floor, Suite 1, Itaim Bibi, ZIP Code 04538-132, enrolled with the CNPJ/MF under No. 50.746.577/0001-15, herein represented in accordance with its bylaws (“Company”);”

(ix) RUBENS OMETTO SILVEIRA MELLO (“ROSM”);

(the Aguassanta Holdings, the Investors, the HoldCo, ROSM and the Company are hereinafter collectively referred to as the “Parties” and individually as a “Party”).

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RECITALS

(1) WHEREAS, on the Effective Date, the share capital of the Company shall be divided into registered common shares, with no par value, held by its shareholders as follows:

COMPANY – NOVEMBER 10, 2025
SHAREHOLDER	TOTAL NUMBER OF SHARES	PERCENTAGE OF TOTAL SHARE CAPITAL
Aguassanta Investimentos	562,704,610	15.29%
Queluz	109,608,320	2.98%
HoldCo	1,450,000,000	39.41%
Others	1,549,408,945	42.11%
Treasury Shares	7,349,057	0.20%
Total	3,679,070,932	100.00%

(2) WHEREAS, on this date, the share capital of HoldCo is divided into common shares (“ONH Shares”) and redeemable preferred shares, Class A (“PNAH Shares”), Class B (“PNBH Shares”), Class C (“PNCH Shares”), Class D (“PNDH Shares”), Class E (“PNEH Shares”) and Class F (“PNFH Shares”, and together with the others, the “PNH Shares”), all registered and with no par value, held by its shareholders as follows:

HOLDCO – NOVEMBER 10, 2025
SHAREHOLDER	NUMBER OF ONH SHARES	NUMBER OF PNH SHARES	PERCENTAGE OF TOTAL SHARE CAPITAL OF HOLDCO
Aguassanta Investimentos	150,000,000	-	50%
Perfin Vehicle	-	46,153,847	15.38%
BTG (and/or Affiliates) Vehicle	-	103,846,153	34.62%
Total	150,000,000	150,000,000	100%

(3) WHEREAS, the Parties, driven by their common interest in promoting the sustainable growth and value appreciation of the Company and its Subsidiaries, have resolved to enter into this Shareholders’ Agreement, undertaking to conduct their relationship in accordance with the following fundamental principles: (i) prioritizing the strategic and long-term interests of the Company and its Subsidiaries, with a focus on generating economic value for all of its shareholders; (ii) the continuous pursuit of consensus-based decisions, grounded in good faith, transparency and mutual cooperation, always observing the fiduciary duties of each Party; (iii) the adoption of corporate governance practices at the Company that promote meritocracy, operational efficiency and business sustainability; (iv) a commitment to innovation and the creation of shared value, aligning the interests of the Company and its Subsidiaries with those of their stakeholders; (v) the application of reasonableness and pragmatism in the resolution of any conflicts, with a view to preserving harmony among the Parties and ensuring continuity of their common purpose; (vi) the commitment to use commercially reasonable efforts to ensure that the Company and its Subsidiaries achieve their strategic objectives, maintaining market competitiveness and investor confidence; and (vii) with respect to Raízen, to actively cooperate (acting in concert for purposes of the Raízen JVA Agreements) so as to consolidate, within the Aguassanta Holdings, as provided in Chapter V of this Agreement, control of Raízen.

(4) WHEREAS, subject to the terms and conditions set forth herein, the Ultimate Shareholders wish to establish certain principles and rules governing their relationship as direct and/or indirect shareholders, as applicable, of HoldCo and the Company, as well as the conduct of the business and activities of the Company, its Subsidiaries and Raízen, pursuant to and for the purposes of Article 118 of the Brazilian Corporations Law.

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NOW, THEREFORE, the Parties hereby agree to enter into this Shareholders’ Agreement (the “Agreement”), which shall be governed by the following terms and conditions:

CHAPTER I – DEFINITIONS, INTERPRETATION AND RULES OF INTERPRETATION

1.1. Definitions. The terms defined for the purposes of this Agreement are set forth in Schedule 1.1.

1.2. Rules of Interpretation. In this Agreement, unless otherwise expressly provided:

1.2.1. Sections and Headings. The headings and titles of the Chapters and Clauses of this Agreement are included for convenience of reference only and shall not affect the interpretation or construction of this Agreement.

1.2.2. References in this Agreement. Unless otherwise expressly provided, references in this Agreement to any Chapter, Clause or Schedule shall be deemed to refer to a Chapter, Clause or Schedule of this Agreement.

1.2.3. References to Statutory Provisions. References to any statutory provisions shall be construed as references to such provisions as amended, supplemented, consolidated or restated, or as their application may be modified from time to time by other rules, and shall include any provisions from which they are derived (whether with or without amendments), regulations, instruments or other legal rules to which they are subject.

1.2.4. References to Persons. All references to Persons shall include their respective successors, heirs and permitted assigns.

1.2.5. References to Documents or Instruments. All references to documents or instruments shall include any amendments, restatements, consolidations and supplements thereto, unless otherwise expressly provided.

1.2.6. Terms “Such as” and “Including.” The terms “such as”, “including”, “include” and “included” and similar expressions shall be deemed to be followed by the phrase “without limitation.”

1.2.7. Terms “Herein”, “Hereof” and “Hereunder.” The terms “herein”, “hereof” and “hereunder” and similar expressions refer to this Agreement (including the Schedules hereto) as a whole and not to any particular provision hereof, unless the context otherwise requires.

1.2.8. Applicable Definitions. The definitions contained in this Agreement shall apply both to the singular and plural forms of such terms, regardless of gender. In addition, such definitions shall also apply to terms directly derived from the defined terms.

1.2.9. References to Periods of Days. Any reference in this Agreement to a “day” or a number of “days” (without express reference to “Business Days”) shall be deemed to refer to calendar days and not Business Days.

1.2.10. Computation of Time Periods. All time periods set forth herein shall be computed in accordance with Article 132 of the Brazilian Civil Code, that is, excluding the day on which the period commences and including the day on which it ends. If any action is required to be taken on a specific calendar day and such day is not a Business Day, such action may be taken on the immediately succeeding Business Day without penalty to the Party required to take such action.

1.2.11. Authorship of the Provisions of this Agreement. For purposes of Articles 113 and 421-A of the Brazilian Civil Code and their respective paragraphs, the Parties agree that the language used in each provision of this Agreement reflects the wording jointly chosen by the Parties to express their mutual intent following negotiations conducted with the assistance of senior executives, advisors and legal counsel of each Party, and, accordingly, no Party shall be deemed to be the sole drafter of any provision of this Agreement, nor shall any provision hereof be interpreted against any Party solely on such basis.

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CHAPTER II – BOUND SHARES; PURPOSE

2.1. Bound Shares. This Agreement shall bind: (i) all shares issued by HoldCo held by the HoldCo Shareholders, as described in Recital (2); (ii) a portion of the shares issued by the Company to be held by the Company Shareholders on the Effective Date, as set forth in the table below; as well as (iii) any shares or securities convertible into or exchangeable for shares of the Company or HoldCo that are subscribed for or acquired, as applicable, by HoldCo and/or the Ultimate Shareholders during the term of this Shareholders’ Agreement through the exercise of preemptive rights attached to the shares bound hereby and/or priority rights to subscribe in the case of issuances in which preemptive rights are excluded pursuant to Article 172 of the Brazilian Corporations Law; (iv) any shares subscribed for or acquired as a result of the conversion or exercise of rights conferred by the bound securities referred to above; (v) any shares resulting from any stock split, reverse stock split or bonus issuance of the bound shares; (vi) any equity interests issued in substitution for the bound shares as a result of corporate reorganizations; and (vii) all rights and prerogatives attached to the bound shares (with respect to the shares issued by HoldCo, the “Bound Shares – HoldCo”, with respect to the shares issued by the Company, the “Bound Shares – Company”, and, collectively, the “Bound Shares”).

COMPANY
SHAREHOLDER	NUMBER OF BOUND SHARES – COMPANY	NUMBER OF UNBOUND SHARES – COMPANY	PERCENTAGE OF TOTAL BOUND SHARES – COMPANY
Aguassanta Investimentos	412,704,610	150,000,000	36.68%
Queluz	-	109,608,320	-
HoldCo	712,479,580	737,520,420	63.32%
Total	1,125,184,190	997,128,740	100%

2.1.1. The Parties acknowledge that the shares and/or any other Securities issued by other Persons (including Subsidiaries) that may be issued or subscribed for in substitution of the Bound Shares, or that may be delivered to the HoldCo Shareholders or the Company Shareholders, as applicable, in substitution of their respective Bound Shares as a result of a spin-off, merger, consolidation, share-for-share exchange or any other form of corporate reorganization involving HoldCo, the Company or their Subsidiaries (or any segregated net assets thereof) and/or the Bound Shares, shall also be deemed to constitute Bound Shares. For the avoidance of doubt, in the event of a partial spin-off, this Agreement shall bind both the Bound Shares issued by HoldCo and/or the Company that remain held by the HoldCo Shareholders and/or the Company Shareholders, as applicable, as well as any shares or other Securities issued by the surviving or receiving entity and/or attributed to them as a result of their ownership of the Bound Shares.

2.1.1.1. For purposes of Clause 2.1.1, the HoldCo Shareholders and/or the Company Shareholders, as applicable, hereby agree to enter into a shareholders’ or quotaholders’ agreement of the company(ies) issuing such Bound Shares reflecting, mutatis mutandis, the provisions of this Agreement. It is further agreed that, until such new agreement is executed, this Agreement shall be filed at the registered office of such company, and the provisions set forth herein, as adjusted to such context, shall apply with respect to such Bound Shares.

2.1.2. As a result of the redemption of the PNCH Shares and the PNDH Shares, scheduled to occur on or prior to February 13, 2026, all PNCH Shares and PNDH Shares shall be cancelled, and 490,338,637 Unbound Shares – Company shall be delivered to the Investors, as a result of which the Unbound Shares – Company and the Bound Shares – HoldCo shall be held as follows:

COMPANY
SHAREHOLDER	NUMBER OF BOUND SHARES – COMPANY	NUMBER OF UNBOUND SHARES – COMPANY	PERCENTAGE OF TOTAL BOUND SHARES – COMPANY
Aguassanta Investimentos	412,704,610	150,000,000	36.68%
Queluz	-	109,608,320	-
HoldCo	712,479,580	247,181,783	63.32%
BTG Vehicles	-	417,767,189	-
Perfin Vehicle	-	72,571,448	-
Total	1,125,184,190	997,128,740	100%

HOLDCO
SHAREHOLDER	NUMBER OF ONH SHARES	NUMBER OF PNH SHARES	PERCENTAGE OF TOTAL SHARE CAPITAL OF HOLDCO
Aguassanta Investimentos	150,000,000	-	61.62%
Perfin Vehicle	-	37,780,218	15.52%
BTG Vehicles	-	55,642,247	22.86%
Total	150,000,000	93,422,465	100.00%

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2.1.3. In the event of the termination, dissolution or liquidation of HoldCo, or the redemption of the PNH Shares, this Agreement shall remain in full force and effect with respect to the Company Shareholders, the Bound Shares – Company, and the provisions applicable to the Company. In such case, the transfer of the Bound Shares – Company held by HoldCo to the HoldCo Shareholders shall be deemed a Permitted Transfer for the purposes of Clause 7.1.1 below.

2.1.4. Each of the Shareholders may acquire, directly or through any of its Affiliates, new shares issued by the Company in the market or through any other transaction; provided, however, that such shares, as well as any shares issued by the Company that are held by the Company Shareholders and/or their Affiliates on the Effective Date but do not constitute Bound Shares – Company, may only become subject to this Agreement after the Reference Date, in accordance with the procedure set forth in Clause 2.1.6 below, except for the Additional Queluz Shares, which shall become subject hereto within the period and in accordance with the terms set forth in Clause 2.1.6.1.

2.1.5. Any shares issued by the Company held by the Shareholders at any time that are not subject to this Shareholders’ Agreement and, therefore, do not fall within the definition of Bound Shares – Company (“Unbound Shares – Company”) may be freely transferred and/or encumbered without the need to comply with the provisions of Chapter VII below; provided, however, that such shares shall remain subject to the voting obligations set forth in this Agreement and, accordingly, shall be bound by the decisions taken at Prior Meetings, the rules for the election of members of the Company’s management set forth herein, and the restriction set forth in Clause 2.2 below, except where the voting rights attached to such Unbound Shares – Company subject to an Encumbrance cannot be freely exercised by the relevant Company Shareholder as a result of such Encumbrance, in which case the decision taken at the Prior Meeting shall be observed to the maximum extent possible with respect to the voting rights of such Unbound Shares – Company subject to an Encumbrance.

2.1.6. As of the Reference Date, any of the Ultimate Shareholders may cause any number of Unbound Shares – Company held by it, as well as any number of shares issued by the Company held by their respective Affiliates (in the latter case, upon execution of a Joinder Agreement), to become subject to this Agreement on two (2) occasions during each fiscal year from the Reference Date, being: (i) one during the period from January 1 to January 31; and (ii) one during the period from July 1 to July 31, upon notice to the Company, with a copy to the Ultimate Shareholders, indicating the number of shares to be so bound (the “Additional Bound Shares” and the “Binding Notice”, respectively). Notwithstanding the foregoing, the first thirty (30)-day window for the binding of Additional Bound Shares shall commence on the Reference Date, and the subsequent window shall commence in the ordinary course from the immediately following January 1 or July 1, as applicable, and so on, provided that a minimum interval of six (6) months has elapsed between the commencement of the first period and the commencement of the subsequent binding period. The Company shall: (i) within two (2) Business Days from receipt of the Binding Notice, inform all Ultimate Shareholders of the number of Bound Shares – Company, their respective ownership and the percentage they represent of the Company’s share capital, already reflecting the binding of the Additional Bound Shares and the updated number of Bound Shares – Company; and (ii) instruct the Company’s bookkeeping agent to record the binding of the Additional Bound Shares. The Parties acknowledge that HoldCo may not cause any Unbound Shares – Company held by it to become subject to this Agreement.

2.1.6.1. The Parties hereby agree that Queluz and/or Aguassanta Investimentos shall cause 109,608,320 (one hundred nine million, six hundred eight thousand, three hundred twenty) Unbound Shares – Company held by them (the “Aguassanta Holdings Additional Shares”) to become subject to this Agreement by August 5, 2026, by delivering a Binding Notice to the Company, with a copy to the Ultimate Shareholders. Failure to do so shall, without prejudice to any other remedies provided for in this Agreement or under applicable Law, result in the suspension of the rights attributed to the Aguassanta Holdings until the Aguassanta Holdings Additional Shares are so bound, and the rights attributed to any other Bound Shares held by the Aguassanta Holdings shall likewise remain suspended. During the period of such non-compliance, all Bound Shares held by the Aguassanta Holdings shall have their voting rights exercised in accordance with the decision taken by the representatives of the other Ultimate Shareholders at a Prior Meeting. The Company shall: (i) within two (2) Business Days from receipt of the Binding Notice, inform all Ultimate Shareholders of the number of Bound Shares – Company, their respective ownership and the percentage they represent of the Company’s total share capital, excluding treasury shares, already reflecting the binding of the Aguassanta Holdings Additional Shares and the updated number of Bound Shares – Company; and (ii) instruct the Company’s bookkeeping agent to record the binding of the Aguassanta Holdings Additional Shares. Under no circumstances shall a partial binding of the Aguassanta Holdings Additional Shares be permitted.

2.1.6.1.1. Until the Aguassanta Holdings Additional Shares are bound in accordance with this Clause, the holders of the PNEH Shares and the PNFH Shares may not request their conversion into PNAH Shares and PNBH Shares, respectively, notwithstanding any provision to the contrary in the bylaws of HoldCo.

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2.1.7.The BTG Vehicles shall act as a single block with respect to the Bound Shares held by them and shall jointly designate a Representative for the purposes of Clause 3.5.1 and Article 118, Paragraph 10, of the Brazilian Corporations Law. Likewise, the Aguassanta Holdings shall act as another block with respect to the Bound Shares held by them and shall jointly designate a Representative for the purposes of Clause 3.5.1 and Article 118, Paragraph 10, of the Brazilian Corporations Law.

2.2. Prohibition of Alternative Agreements. Notwithstanding the provisions of Clause 7.4.1, except as otherwise agreed in writing by all Ultimate Shareholders or (i) between an Ultimate Shareholder and its Affiliates, or (ii) between an Ultimate Shareholder and a Third Party that adheres to this Agreement after the tenth (10th) anniversary of the Effective Date, in the event provided for in Clause 7.5.2 (in both cases, subject to compliance with the terms hereof), the Shareholders may not enter into, among themselves or with any third party, any other voting agreement, shareholders’ agreement or any other contract, instrument or arrangement of any nature that binds their Bound Shares – Company or their Bound Shares – HoldCo, provided that neither the Company nor HoldCo may file or register such instruments at their respective registered offices. Any shareholders’ agreements entered into pursuant to items (i) and/or (ii) of this Clause shall provide for coordinated action as a single block with respect to the Bound Shares, including, without limitation, the rights granted to the relevant Ultimate Shareholder under this Agreement, as well as the exercise of the voting rights of the signatories in the same direction, subject to Clause 7.1.5.

2.3. Purpose. The purpose of this Agreement is to establish the rules and general principles governing the relationship among the HoldCo Shareholders, in their capacity as shareholders of HoldCo, and among the Company Shareholders, in their capacity as shareholders of the Company, for so long as they remain as such.

CHAPTER III – EXERCISE OF SHAREHOLDERS' VOTING RIGHTS

3.1. Exercise of Voting Rights by Shareholders. The Shareholders hereby agree, as applicable, to: (a) exercise their voting rights at any and all general or special meetings of HoldCo; (b) exercise their voting rights, and cause HoldCo to exercise its voting rights, at any and all shareholders’ meetings of the Company; (c) cause the Company to exercise its voting rights at any and all shareholders’ or quotaholders’ meetings of its Relevant Subsidiaries and Raízen, in accordance with Clause 3.5.1 with respect to the Company and the Relevant Subsidiaries and Chapter V with respect to Raízen; (d) appoint the Representatives of the Ultimate Shareholders, who shall participate and vote at the Prior Meetings in accordance with Clause 3.5.1 with respect to the Company and the Relevant Subsidiaries and in accordance with Chapter V with respect to Raízen; and (e) instruct their respective representatives on the governing bodies of HoldCo, the Company, its Relevant Subsidiaries and Raízen, in the latter case subject to Chapter V, to act in strict compliance with this Agreement.

3.2. Material Matters. The voting direction of the Company Shareholders at general meetings of the Company, of the Company at shareholders’ or quotaholders’ meetings of any Relevant Subsidiaries, and of the representatives of the Shareholders and/or the Company on the governing bodies of the Company and its Relevant Subsidiaries (including the Bound Directors), in each case with respect to the matters listed below (the “Material Matters”), shall be determined at a Prior Meeting by the affirmative vote of the Representatives of the Ultimate Shareholders holding a majority of the Ultimate Shareholders’ Consolidated Voting Power, in accordance with the mechanism set forth in Clause 3.5 and the sub-clauses below:

(a) Amendment of the corporate purpose of the Company or any of its Relevant Subsidiaries;

(b) Creation, amendment or dissolution of advisory committees to the board of directors of the Company or any of its Relevant Subsidiaries

(c) Reduction of the share capital of the Company or any of its Relevant Subsidiaries, with a return of capital to the respective shareholders or quotaholders;

(d) Stock split, reverse stock split, and/or redemption, amortization or repurchase of shares by the Company or any of its Relevant Subsidiaries, provided that such redemption, amortization or repurchase is carried out on a pro rata basis;

(e) The Annual Budget, business plan and strategic plan of the Company and its Relevant Subsidiaries (provided that the Annual Budget, business plan and strategic plan of the Relevant Subsidiaries shall consolidate their respective controlled entities);

(f) Approval of capital expenditures (capex) not contemplated in the Annual Budget by the Company or any of its Relevant Subsidiaries, in an individual amount or in the aggregate, exceeding five percent (5%) of the applicable approved Annual Budget;

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(g) Approval of operating expenses (opex) not contemplated in the Annual Budget by the Company or any of its Relevant Subsidiaries, in an individual amount or in the aggregate, exceeding five percent (5%) of the applicable approved Annual Budget;

(h) Incurrence or amendment of indebtedness by the Company or any of its Relevant Subsidiaries (including loans, financings or issuances of debentures), individually or in the aggregate, in an amount exceeding five percent (5%) of the applicable approved Annual Budget;

(i) Acquisition, disposition, contribution in kind or encumbrance of fixed assets (excluding equity interests) not contemplated in the Annual Budget by the Company or any of its Relevant Subsidiaries, in an individual amount or in the aggregate, exceeding five percent (5%) of the total value of fixed assets;

(j) Except for transactions contemplated in the approved Annual Budget, the entry into, amendment or termination of agreements by the Company or any of its Relevant Subsidiaries, in an individual amount or, when considering a series of agreements involving the same subject matter entered into by the relevant entity within a twelve (12)-month period: (i) exceeding BRL 100,000,000 (one hundred million Reais), on an individual basis, with respect to each Relevant Subsidiary; and (ii) exceeding BRL 15,000,000 (fifteen million Reais), solely with respect to the Company, with such amounts to be adjusted by the variation of the IPCA accumulated during the prior Fiscal Year;

(k) Determination of the aggregate and individual compensation of the managers of the Company and its Relevant Subsidiaries; and

(l) Approval or amendment of the Material Policies (except for the Dividend Policy and the Related Party Transactions Policy) of the Company or any of its Relevant Subsidiaries.

3.2.1. The Company Shareholders agree to exercise their voting rights, and to cause the Bound Directors and officers of the Company to exercise their voting rights and act, in a manner aimed at reducing the Company’s general expenses. In addition, the Ultimate Shareholders agree to, prior to the approval of the budget for the fiscal year 2026, hold a Prior Meeting to approve a comprehensive budget review, which shall provide for a gradual reduction, over a period of four (4) years, of the general and administrative expenses affecting the Company’s cash flow.

3.2.2. If the Annual Budget for a given Fiscal Year is not approved at a Prior Meeting, the Representative of the Ultimate Shareholder voting against or abstaining shall present, in writing, the reasons for such decision in reasonable detail. In the event of non-approval, the Annual Budget for the prior Fiscal Year shall remain in effect, with the amounts set forth therein adjusted by the variation of the IPCA accumulated during the prior Fiscal Year.

3.2.3. The Material Matters set forth in Clause 3.2 above shall fall within the exclusive authority of the General Meeting or the Board of Directors, as applicable, of the Company and all of its Relevant Subsidiaries.

3.3.Protective Matters. The voting direction of the Company Shareholders at general meetings of the Company, of the Company at shareholders’ or quotaholders’ meetings of the Relevant Subsidiaries, and of the representatives of the Shareholders or the Company on the governing bodies of the Company and the Relevant Subsidiaries (including the Bound Directors), in each case with respect to the matters listed below (the “Protective Matters”), shall be determined at a Prior Meeting by the unanimous approval of the Representatives of the Ultimate Shareholders, in accordance with the mechanism set forth in Clause 3.5 and the sub-clauses below:

(a) Amendment of the matters within the authority of the General Meeting or the Board of Directors of the Company or any of its Relevant Subsidiaries;

(b) Amendment or waiver of the application of the shareholder dispersion protection provision (poison pill) set forth in the bylaws of the Company or its Relevant Subsidiaries;

(c) Creation of new classes of shares or amendment of the characteristics (including rights, preferences, privileges or redemption or amortization terms) of any class of shares issued by the Company or any of its Relevant Subsidiaries;

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(d) Capital increase through the issuance of new shares, or issuance of securities convertible into or exchangeable for shares by the Company or any of its Relevant Subsidiaries, except for Emergency Capital Increases, which shall comply with Clause 3.4 below;

(e) Merger, spin-off, consolidation (including share-for-share exchange), transformation or any form of corporate reorganization involving the Company or any of its Relevant Subsidiaries, except for corporate reorganizations carried out exclusively between, on the one hand, the Company or any of its Relevant Subsidiaries, and, on the other hand, their respective wholly owned subsidiaries;

(f) Approval and/or amendment of equity-based compensation, retention or long-term incentive plans of the Company or its Relevant Subsidiaries;

(g) Allocation of the results of the Company and its Relevant Subsidiaries;

(h) Approval and amendment of the Dividend Policy, and any distribution of dividends, payment of interest on equity or any other form of return on share capital, including through share repurchases, interim or additional dividend distributions and bonus issuances (including through amendments to the relevant articles of association or bylaws) of the Company in breach of the Dividend Policy, or any of the foregoing actions with respect to the Relevant Subsidiaries, except for share repurchase programs at the Company and/or Relevant Subsidiaries that are publicly held companies;

(i) Entry into, amendment or termination of agreements or transactions between the Company or its Subsidiaries, on the one hand, and (a) ROSM, any of the Shareholders and their respective Related Parties; or (b) Raízen and/or its controlled entities, on the other hand, subject to Clauses 3.5.1.5 and 3.5.1.6;

(j) Entry into, amendment or termination of shareholders’ agreements by the Company and/or its Relevant Subsidiaries;

(k) Acquisition or disposition, by the Company or its Relevant Subsidiaries, of equity interests or instruments convertible into equity interests, where the enterprise value considered for purposes of the transaction is equal to or greater than five percent (5%) of the annual EBITDA of the Company or the relevant Relevant Subsidiary, as applicable, based on the most recent audited financial statements or interim financial statements (ITR), as applicable, of the Company or such Relevant Subsidiary available at the time the proposed transaction is submitted to the Board of Directors;

(l) Appointment and removal of the independent auditors of the Company or its Relevant Subsidiaries;

(m) Delisting of the Company or, if applicable, any of its Relevant Subsidiaries from the Novo Mercado segment or cancellation of the registration of the Company or, if applicable, any of its Relevant Subsidiaries as a publicly held company and/or obtaining registration of a Subsidiary as a Category A publicly held company with the Brazilian Securities Commission (CVM);

(n) Granting of guarantees by the Company and/or its Subsidiaries, except for guarantees granted among Relevant Subsidiaries and their respective controlled entities;

(o) Bankruptcy, judicial reorganization or out-of-court restructuring of the Company or any of its Subsidiaries;

(p) Liquidation or dissolution of the Company or any of its Subsidiaries, as well as the appointment or removal of the liquidator;

(q) Granting by the Company or any Relevant Subsidiary of loans to third parties, or assumption of obligations of third parties;

(r) Redemption, amortization or repurchase of shares by the Company or any of its Relevant Subsidiaries on a non-pro rata basis among the respective shareholders;

(s) Incurrence of any indebtedness or transaction (including through renegotiation and/or amendment of any previously executed instrument, except for the execution of any instrument that does not result in any increase in existing Debt and reduces the weighted average maturity of such Debt) that results in a Coverage Ratio of less than 1.2 (one point two), in the case of the Company;

(t) Approval or amendment of the Related Party Transactions Policy of the Company and/or its Relevant Subsidiaries; and

(u) Approval of share repurchase programs at the Company and/or Relevant Subsidiaries that are publicly held companies.

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3.3.1. The Protective Matters set forth in Clause 3.3 above shall fall within the exclusive authority of the General Meeting or the Board of Directors, as applicable, of the Company and all of its Relevant Subsidiaries.

3.4. Emergency Capital Increase. If, at any time from January 1, 2028, the Company’s Coverage Ratio remains below 1.0 (one point zero) for two (2) consecutive fiscal quarters (the “Exceptional Situation”), any of the Ultimate Shareholders (the “Requesting Shareholder”) shall have the right to require the approval of a capital increase of the Company for the purpose of remedying such financial shortfall (the “Emergency Capital Increase”), subject to the procedure set forth in Clause 3.4.1 below.

3.4.1. For purposes of Clause 3.4 above, upon the occurrence of an Exceptional Situation, any Ultimate Shareholder wishing to do so shall take the necessary measures to cause its Representative to convene a Prior Meeting (the “Emergency Capital Increase Notice”), at which the Representatives of all Ultimate Shareholders shall vote in favor of: (i) the approval of the capital increase, provided that (a) the amount of the Emergency Capital Increase corresponds to the amount required for (a.i) the Company’s Coverage Ratio to reach 1.25 (one point twenty-five) for a period of two (2) years from the occurrence of the Exceptional Situation, or (a.ii) the amount required to bring the financial covenants set forth in the Company’s debt instruments (excluding covenants relating to consolidated Debt) back into compliance, whichever is greater between (a.i) and (a.ii); and (b) the issue price per share is not lower than an amount corresponding to a discount of up to fifteen percent (15%) of the VWAP for the thirty (30) days preceding the date of the management proposal; and (ii) the determination that the Company’s management prepare and submit the projections required for the calculation of the indicators referred to in item (i)(a) above within ten (10) Business Days, and that the Company’s Bound Directors take all actions necessary to ensure that the resolution on the Emergency Capital Increase is convened and held within ninety (90) days from receipt of the Emergency Capital Increase Notice, provided that the Exceptional Situation has persisted.

3.4.2. The Parties hereby acknowledge that: (i) HoldCo may not directly subscribe for the Emergency Capital Increase; and (ii) no Shareholder shall be required to subscribe for the Emergency Capital Increase, but only to approve it. Any Ultimate Shareholder wishing to participate in the Emergency Capital Increase shall notify HoldCo of such decision, with a copy to the other Ultimate Shareholders, no later than three (3) Business Days prior to the date on which the resolution regarding the Emergency Capital Increase is convened, and may, in the same notice, request that HoldCo assign its preemptive right to subscribe for the Emergency Capital Increase to such Ultimate Shareholder or any of its Affiliates. If more than one Ultimate Shareholder expresses interest, HoldCo’s preemptive right shall be assigned to the interested Ultimate Shareholders in proportion to their respective percentage of the Total Consolidated Voting Power, excluding the percentage corresponding to any Ultimate Shareholder that has failed to timely deliver the notice referred to in this Clause.

3.5. Prior Meetings and Instructions to Shareholders and Bound Directors. Unless otherwise agreed by the Ultimate Shareholders: (a) any vote of the Company Shareholders with respect to any Material Matters or Protective Matters shall be submitted to a Prior Meeting, and the outcome of such Prior Meeting shall be binding upon the Company Shareholders in the relevant shareholders’ meeting; (b) any vote of the Company with respect to any Material Matters or Protective Matters at shareholders’ or quotaholders’ meetings of any Subsidiaries shall be submitted to a Prior Meeting, and the outcome of such Prior Meeting shall be binding upon the representatives of the Company at the relevant shareholders’ or quotaholders’ meeting of such Subsidiary; and (c) any vote with respect to any Material Matters or Protective Matters subject to (i) the Board of Directors of the Company, or (ii) the board of directors of any Subsidiary, shall be submitted to a Prior Meeting, and the outcome of such Prior Meeting shall be binding upon the votes of the respective Bound Directors of the Company and/or the directors of such Subsidiary (the “Subsidiary Bound Directors”), as applicable.

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3.5.1. Prior Meetings.

(i) The Ultimate Shareholders shall participate in the Prior Meetings through representatives (the “Representatives of the Ultimate Shareholders”), with one Representative appointed by each Ultimate Shareholder, subject to the provisions of Clauses 2.1.7 and 7.1.5.

(ii) During the period between the Effective Date and the Reference Date, resolutions shall be adopted: (a) with respect to Material Matters, by the affirmative vote of the Representatives of the Ultimate Shareholders holding a majority of the Ultimate Shareholders’ Consolidated Voting Power, provided that such majority includes the affirmative vote of the Representative appointed by the Aguassanta Holdings and at least one of the Representatives appointed by the Perfin Vehicle or the BTG Vehicles; and (b) with respect to Protective Matters, by the unanimous approval of the Representatives of the Ultimate Shareholders.

(iii) After the Reference Date: (a) resolutions with respect to Material Matters shall be adopted by the affirmative vote of the Representative(s) of the Ultimate Shareholder(s) holding a majority of the Ultimate Shareholders’ Consolidated Voting Power, provided that, for so long as the Aguassanta Holdings hold a majority of the Ultimate Shareholders’ Consolidated Voting Power and the Perfin Vehicle and/or the BTG Vehicles hold, jointly or individually, a Consolidated Bound Ownership Percentage in the Company of at least eight percent (8%), such majority shall include the affirmative vote of at least one of the Representatives appointed by the Perfin Vehicle or the BTG Vehicles; and (b) with respect to Protective Matters, by the unanimous approval of the Representatives of the Ultimate Shareholders.

(iv) If, after the Reference Date, any of the Investors (and/or their Affiliates) and/or, subject to Clause 7.5.2, any Third Party, becomes the holder of a majority of the Ultimate Shareholders’ Consolidated Voting Power, then the matters set forth in items (a), (b) and (h) of Clause 3.2 shall cease to be Material Matters and shall become Protective Matters, provided that, in such case, the percentage referred to in item (h) of Clause 3.2 shall be increased to ten percent (10%).

(v) The number of votes with which the Representative of each Ultimate Shareholder shall vote at the Prior Meeting (the “Ultimate Shareholders’ Consolidated Voting Power”) shall be calculated as follows: (i) one vote for each Bound Share – Company directly held by each Ultimate Shareholder; and (ii) one vote for each ONH Share and 8.666666667 votes for each PNAH Share and each PNBH Share issued by HoldCo and held by each Ultimate Shareholder that constitute Bound Shares – HoldCo, which, on the Effective Date, shall represent the votes and percentages set forth in the table below (the “Percentage of Total Consolidated Voting Power”):

ULTIMATE SHAREHOLDER	NUMBER OF ONH, PNAH OR PNBH SHARES BOUND TO THE AGREEMENT	NUMBER OF BOUND SHARES – COMPANY	ULTIMATE SHAREHOLDERS’ CONSOLIDATED VOTING POWER	PERCENTAGE OF TOTAL CONSOLIDATED VOTING POWER
Holdings Aguassanta	150,000,000	412,704,610	562,704,610	50.01%
Perfin Vehicle	26,246,283	-	227,467,782	20.22%
BTG Vehicles	38,655,207	-	335,011,798	29.77%
Total	214,901,490	412,704,610	1,125,184,190	100%

(vi) The “Consolidated Bound Ownership Percentage in the Company” of each Ultimate Shareholder shall correspond to the sum of: (i) the percentage that the Bound Shares – Company directly held by such Ultimate Shareholder represent of the total share capital of the Company (the “Direct Bound Ownership Percentage in the Company”); and (ii) the Indirect Bound Ownership Percentage in the Company applicable to such Ultimate Shareholder, in each case excluding treasury shares, which, on the Effective Date, shall correspond to the percentages set forth in the table below:

SHAREHOLDER	PERCENTAGE OF DIRECT BOUND OWNERSHIP IN THE COMPANY	PERCENTAGE OF INDIRECT BOUND OWNERSHIP IN THE COMPANY	PERCENTAGE OF CONSOLIDATED BOUND OWNERSHIP IN THE COMPANY
Holdings Aguassanta	11.24%	4.09%	15.33%
Perfin Vehicle	-	6.20%	6.20%
BTG Vehicles	-	9.12%	9.12%
Total	11.24%	19.40%	30.64%

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The “Indirect Bound Ownership Percentage in the Company” for purposes of item (vi) above shall be calculated as follows:

PPI = PVH * PHC

Where:

PPI means the Indirect Ownership Percentage of the Ultimate Shareholder

PHC means the percentage that the Bound Shares – Company held by HoldCo represent of the total share capital of the Company, excluding treasury shares. For reference, immediately after the settlement of the Public Offering (Investimento) on November 6, 2025, HoldCo shall hold 712,479,580 Bound Shares – Company, representing 19.40% of the total share capital of the Company, excluding treasury shares (so that, on such date, PHC = 19.40%)

PVH means the percentage calculated in accordance with the following formula:

Where:

NPNAHA means the number of PNAH Shares held by the relevant Ultimate Shareholder

NPNBHA means the number of PNBH Shares held by the relevant Ultimate Shareholder

NOHA means the number of HoldCo Common Shares held by the relevant Ultimate Shareholder

NOHT means the total number of HoldCo Common Shares

NTPNAH means the total number of PNAH Shares

NTPNBH means the total number of PNBH Shares

(vii) In the event of the termination, dissolution or liquidation of HoldCo, or the redemption of all PNH Shares, the Ultimate Shareholders’ Consolidated Voting Power shall be calculated on the basis of one (1) vote for each Bound Share – Company directly held by each Ultimate Shareholder.

(viii) The Prior Meetings shall be held at the registered office of the Company. Notwithstanding the foregoing, any Representative of the Ultimate Shareholders may participate in the Prior Meetings remotely, by teleconference or videoconference, provided that a signed copy of the vote cast by such Representative is delivered by email to the other Ultimate Shareholders, at the electronic addresses set forth in Clause 10.2, within one (1) Business Day after the meeting, and filed at the registered office of the Company.

(ix) A Prior Meeting may be convened by any of the Ultimate Shareholders by notice to the other Ultimate Shareholders, to be held at least five (5) Business Days after such notice on first call, and within two (2) Business Days on second call.

(x) The notice convening any Prior Meeting shall specify the date and time of the first and second call of such Prior Meeting, the matters to be discussed on the agenda, and the information required for the remote participation of the Representatives of the Ultimate Shareholders. The resolutions shall be recorded in minutes in summary form, containing only the resolutions adopted, which shall be signed by all Representatives present and filed at the registered office of the Company. The use of the Company’s electronic portal is hereby authorized for purposes of convening any Prior Meeting and recording the respective minutes. The notice formalities shall be deemed waived if the Representatives of all Ultimate Shareholders are present at the Prior Meeting.

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3.5.1.1. Quorum for Installation of Prior Meetings. Prior Meetings shall be deemed duly convened on first call only upon the presence of all Representatives, or on second call upon the presence of Representatives of the Ultimate Shareholders representing a sufficient quorum to approve the matters subject to deliberation at such Prior Meeting.

3.5.1.2. Failure to Adopt Resolutions at a Prior Meeting. If, for any reason, a resolution is not validly adopted at a Prior Meeting (including due to lack of quorum for its installation), the Company Shareholders, the Bound Directors, the Company (with respect to shareholders’ meetings of the Relevant Subsidiaries) or the Subsidiary Bound Directors, as applicable, shall exercise their voting rights at the relevant shareholders’ meeting or quotaholders’ meeting so as to: (i) postpone and defer, to the maximum extent possible, the relevant matter(s); and (ii) refrain from approving the matter in question or taking any action that may alter the status quo of the Company or the applicable Subsidiary.

3.5.1.3. Binding Effect of Votes. Notwithstanding any other remedies available under applicable Law or this Agreement, any of the Ultimate Shareholders may: (i) request that the chairman of the relevant shareholders’ meeting declare invalid any vote cast in breach of the determinations made at the Prior Meeting; and (ii) exercise the voting rights of any Shareholder that fails to attend such shareholders’ meeting or that votes in breach of the determinations made at the Prior Meeting, in order to vote in accordance with the resolutions adopted at the relevant Prior Meeting. The chairman of any shareholders’ or quotaholders’ meeting, or any meeting of the board of directors of the Company and/or any of its Relevant Subsidiaries, shall not consider or record any vote cast in breach of the provisions of this Agreement.

3.5.1.4. Restrictions on Participation in Certain Deliberations. The Bound Directors and/or the Representatives of the Ultimate Shareholders appointed by a given Ultimate Shareholder pursuant to this Agreement shall abstain from participating in any deliberations relating to the participation of the Company or any of its Relevant Subsidiaries in transactions that (i) are directly related to the Business and, cumulatively, (ii) are subject to a competitive process organized by an investment bank or a public auction, in the following cases: (a) in the case of the BTG Vehicles, when BTG Pactual Holding S.A. or BTG Gestora, investment funds under the discretionary management of BTG Gestora or entities controlled by such funds are participating or intend to participate as bidders; (b) in the case of the Perfin Vehicle, when Perfin Manager, investment funds under the discretionary management of Perfin Manager or entities controlled by such funds are participating or intend to participate as bidders; and (c) in the case of ROSM or the Aguassanta Holdings, when ROSM, the Aguassanta Holdings or any of their respective Affiliates are participating or intend to participate as bidders.

3.5.1.4.1. The provisions of Clause 3.5.1.4 shall not apply: (i) when the entity participating in the relevant competitive process is Contrail Logística S.A. and/or Virtu GNL and/or any of their controlled entities; and (ii) with respect to the activities and exceptions set forth in Clauses 8.3.1 and 8.3.2, which shall also constitute exceptions to the provisions of Clause 3.5.1.4.

3.5.1.5. The Ultimate Shareholders hereby agree that the entry into, amendment or termination of agreements or transactions between the direct or indirect Subsidiaries of the Company, on the one hand, and the BTG Vehicles and their Affiliates and/or Related Parties, on the other hand, relating to the engagement, on arm’s length terms, of financial or sector advisory or consulting services, credit facilities, financial or banking services or products, underwriting or distribution of securities, trading operations of any nature, commercialization of energy, gas and petroleum derivatives, and/or the engagement of rail transportation services and/or investments in transshipment terminals and/or port terminals, shall not be subject to a Prior Meeting, without prejudice to the approval procedures set forth in applicable Law, the bylaws and other governance rules of the Company and the Relevant Subsidiaries, including those policies and provisions relating to related party transactions, and Clauses 3.2 and 3.3.

3.5.1.6. The Ultimate Shareholders hereby agree that the entry into, amendment or termination of agreements or transactions between the Relevant Subsidiaries, on the one hand, and Raízen and/or its controlled entities, on the other hand, relating to the execution, on arm’s length terms, of operational agreements in the ordinary course of their respective businesses, consistent with their past practices over the preceding twelve (12) months, shall not be subject to a Prior Meeting, without prejudice to the approval procedures set forth in the bylaws and other governance rules of the Relevant Subsidiaries and Clauses 3.2 and 3.3.

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ARTICLE IV – MANAGEMENT OF THE COMPANY

4.1. Management. The business and affairs of the Company shall be managed by a board of directors (the “Board of Directors”) and by executive officers (the “Executive Officers”).

4.1.1. Chairman of the Board of Directors. ROSM, or any of ROSM Nominees, if nominated by the Aguassanta Holdings, shall hold the position of Chairman of the Board of Directors of the Company from the Effective Date and until the Reference Date, and the Shareholders agree to exercise, and to cause HoldCo to exercise, the voting rights attached to their Bound Shares – Company in order to elect ROSM, or any of the ROSM Nominees, if nominated by the Aguassanta Holdings, as Chairman of the Board of Directors during such period. After such period, the Chairman of the Board of Directors shall be elected by the majority of the members of the Board of Directors.

4.1.2. The Ultimate Shareholders hereby agree that the Chairman of the Board of Directors shall not be replaced on the Reference Date and shall remain in office until the date of the annual general meeting to be held by April 30 of the subsequent fiscal year, for the approval of the accounts of the Company for the fiscal year ended December 31 of the year in which the Reference Date occurs.

4.1.3. Vice-Chairman of the Board of Directors. While ROSM (or any person designated by him) holds the position of Chairman of the Board of Directors of the Company, the Investors, on a rotating basis, starting with the BTG Vehicles, shall have the right to appoint the Vice-Chairman of the Board of Directors for each term of the Board of Directors. After such period, the Vice-Chairman of the Board of Directors shall be elected by the majority of the members of the Board of Directors.

4.2. Composition of the Board of Directors. The Shareholders shall vote, and cause HoldCo to vote, for each term of the Board of Directors from the Effective Date, so as to establish the composition of the Board of Directors with at least nine (9) members (subject to Clause 4.2.7 below), who shall be nominated by the Ultimate Shareholders and elected by the Company Shareholders, in accordance with the provisions set forth below. All nominations, including alternates pursuant to Clause 4.2.4, shall be carried out in a Prior Meeting, recorded in the minutes of the applicable Prior Meeting in accordance with applicable law and the corporate governance, transparency and good faith principles set forth herein.

4.2.1. During the period between the Effective Date and the Reference Date, the members of the Board of Directors shall be nominated as follows:

(a) five (5) members shall be nominated by the Aguassanta Holdings (“Aguassanta Nominee Directors”), including one (1) independent member; and

(b) four (4) members shall be nominated by the Investors, of which two (2) shall be nominated by the BTG Vehicles (“BTG Nominee Directors”), one (1) nominated by the Perfin Vehicle (“Perfin Nominee Director” and, together with the Aguassanta Nominee Directors and the BTG Nominee Directors, the “Nominee Directors”), and one (1) independent member, to be selected by mutual agreement of the Investors from a list of three (3) candidates with recognized expertise and reputation, to be presented by the Investors on a rotating basis; provided that, for the first term of office, the BTG Vehicles shall present such list of candidates and the Perfin Vehicle shall make the selection therefrom.

4.2.2. After the Reference Date, the members of the Board of Directors shall be nominated on a proportional basis, by dividing the number of Consolidated Votes of each Ultimate Shareholder by the total number of Consolidated Votes of the Ultimate Shareholders and multiplying the result by the total number of members of the Board of Directors that the Bound Shares – Company are entitled to elect; provided, however, that any Ultimate Shareholder holding more than fifty percent (50%) of the total Consolidated Votes of the Ultimate Shareholders shall, irrespective of the number of members of the Board of Directors that the Bound Shares – Company are entitled to elect, in any event have the right to nominate the majority of the members of the Board of Directors, in accordance with the methodology and example set forth in Schedule 4.2.2.

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4.2.3. Notwithstanding the provisions of Clause 4.2.2, after the Reference Date, if the Aguassanta Holdings no longer hold more than fifty percent (50%) of the total Consolidated Voting Power of the Ultimate Shareholders, the Aguassanta Holdings shall have the right to appoint: (i) at least four (4) members of the Board of Directors, two (2) of whom shall qualify as independent directors, for so long as they hold Bound Shares representing a Consolidated Bound Ownership Percentage in the Company of at least sixteen point eighty percent (16.80%); and (ii) at least two (2) members of the Board of Directors, one (1) of whom shall qualify as an independent director, for so long as they hold Bound Shares representing a Consolidated Bound Ownership Percentage in the Company between six point eighty percent (6.80%) (inclusive) and sixteen point eighty percent (16.80%) (exclusive); provided that the number of appointments shall be proportionally reduced if the Bound Shares – Company entitle their holders to elect fewer than nine (9) members to the Board of Directors of the Company. If the Aguassanta Holdings hold more than fifty percent (50%) of the total Consolidated Voting Power of the Ultimate Shareholders, the provisions of Clause 4.2.2 shall apply.

4.2.4.Each Ultimate Shareholder may appoint only one (1) alternate member for the directors appointed by it, resulting in a number of alternate members equal to the number of Ultimate Shareholders represented on the Board of Directors. The appointment of alternate members shall be determined by the Ultimate Shareholders, at their sole discretion, in accordance with the rules applicable to the election of full members of the Board of Directors.

4.2.5. Each Ultimate Shareholder may appoint only one (1) alternate member for the directors appointed by it, resulting in a number of alternate members equal to the number of Ultimate Shareholders represented on the Board of Directors. The appointment of alternate members shall be determined by the Ultimate Shareholders, at their sole discretion, in accordance with the rules applicable to the election of full members of the Board of Directors.

4.2.6. In furtherance of the obligations set forth in Clauses 4.2.1 through 4.2.3 of this Agreement, each Company Shareholder hereby expressly waives its right to elect directors by cumulative voting, as provided for in Article 141 of the Brazilian Corporations Law, as well as the right to elect and remove a director separately, as provided for in Paragraph 4 of such Article 141. The Company Shareholders agree that the election of the members of the Board of Directors shall be carried out by slate. In any scenario, including in the event that the cumulative voting procedure is requested and/or a separate voting request is made, the Ultimate Shareholders shall coordinate and combine efforts and shall exercise their votes (and the HoldCo Shareholders shall cause HoldCo to exercise its votes) in such a manner as to elect the greatest possible number of directors out of the total number of members and in such a way as to allow the application of the nomination rules set forth in Clauses 4.2.1 through 4.2.3 of this Agreement, undertaking to vote with all of their respective Company Shares and to take all actions useful or necessary to ensure the implementation of the provisions set forth in this Agreement, including by increasing the number of seats on the Board of Directors to ten (10) or more members in order to ensure the agreed proportion and that each Ultimate Shareholder is able to nominate at least one Nominee Director to the Company.

4.2.7. The Ultimate Shareholders acknowledge and agree that the members of the Board of Directors nominated by them who qualify as independent members, pursuant to applicable regulations, shall not have their vote bound by the terms of this Agreement and shall not be considered Nominee Directors.

4.2. Exercise of Voting Rights. The Company Shareholders agree to exercise — and the HoldCo Shareholders agree to cause HoldCo to exercise — their voting rights at the respective General Meetings in order to elect the members of the Board of Directors and, as applicable, the alternates nominated by each of them in accordance with Clause 4.1 and its subclauses above. In the event of a vacancy in any position on the Board of Directors, including a vacancy due to resignation, the replacement member of the Board of Directors shall be nominated by the Ultimate Shareholder that nominated the member of the Board of Directors and/or alternate being replaced, for the remaining term of office, and the Company Shareholders and the Nominee Directors shall be required to take all actions necessary to implement such replacement as promptly as possible.

4.3. Removal and Resignation. The Ultimate Shareholders entitled to nominate members of the Board of Directors of the Company and/or of the Relevant Subsidiaries pursuant to this Agreement may request the removal of the member(s) nominated by them at any time, in which case the Company Shareholders, the Company (in the case of Relevant Subsidiaries) and/or the other Nominee Directors shall take all actions necessary to implement such removal. Any member of the Board of Directors of the Company and/or of the Relevant Subsidiaries may resign at any time by written notice delivered to the Company or to the relevant Relevant Subsidiary, as applicable, with a copy, in the case of Nominee Directors, to the Ultimate Shareholders that nominated such member as a member of the Board of Directors. Such resignation shall become effective upon receipt of the respective notice by the Company or by the Relevant Subsidiary, as applicable, or on a later date specified in the notice itself, and, unless otherwise expressly specified, acceptance of the resignation by the Company or by the relevant Relevant Subsidiary shall not be required for it to become effective.

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4.4. Term of Office. The Board of Directors shall have unified terms of office of two (2) years. Reelection of members of the Board of Directors shall be permitted, without any limitation on the number of consecutive terms. The term of each member of the Board of Directors shall commence on the date such member executes the applicable acceptance instrument.

4.5. Powers of the Board of Directors. The Board of Directors shall have the authority to decide on matters within its competence pursuant to the Brazilian Corporations Law, subject to the provisions of this Agreement and the bylaws of the Company, as well as to resolve upon and approve the following matters and actions:

(a) the appointment and removal of Executive Officers, subject to the provisions of this Agreement;

(b) the determination of how the Company shall exercise its voting rights in corporate resolutions of its Relevant Subsidiaries, subject to the provisions of this Agreement with respect to Material Matters and Protective Matters, to the extent applicable to such Relevant Subsidiaries;

(c) the approval and/or amendment of the annual performance targets of the Company’s Statutory Officers; and

(d) the creation and maintenance of committees to support its responsibilities and duties, for purposes of providing advisory support in the evaluation of and recommendation of measures with respect to matters submitted to the Board of Directors, also subject to the provisions of this Agreement.

4.6. Committees of the Board of Directors. The Board of Directors shall have the authority to create and maintain committees to support its responsibilities and duties. The Parties agree that, subject to Clause 4.6.1, the committees to be created and maintained in each case, as well as the members to be appointed by the Ultimate Shareholders and the principal terms applicable in each case, shall be determined by the Representatives of the Ultimate Shareholders at a Prior Meeting, provided that: (i) from the Effective Date until the Reference Date, the Aguassanta Holdings shall have the right to appoint the majority of the members of any committee, and each committee shall include at least one (1) member and one (1) observer appointed by each of the Investors; and (ii) after the Reference Date, the composition of such committees shall be proportional to the representation of the Ultimate Shareholders on the Board of Directors, provided that at least one (1) member shall be appointed by each Ultimate Shareholder.

4.6.1. The Investors may, at any time during the term of this Agreement, require that the Company and/or the Relevant Subsidiaries establish any of the following committees, if not already in place: People Committee; Finance and Operations Committee; Audit Committee; Litigation Committee; and Compliance / ESG Committee, and the Representatives of the Ultimate Shareholders shall be required to vote accordingly at the Prior Meeting convened to resolve on such matter.

4.7. Statutory Officers. The election of the members of the Company’s Statutory Officers shall occur as follows:

4.7.1. The Chief Executive Officer (“CEO”) shall be appointed and removed by resolution of the Representatives of the Ultimate Shareholders at a Prior Meeting, for terms of two (2) years, with reelection permitted, in accordance with Clauses 4.7.2 and 4.7.3 below.

4.7.2. From the Effective Date until the Reference Date, the Aguassanta Holdings shall submit a list of three (3) candidates, each with recognized reputation and expertise, and the Investors shall select the CEO from among such nominees.

4.7.3. After the Reference Date, the Ultimate Shareholder holding Bound Shares representing the highest Percentage of Total Consolidated Voting Power shall submit a list of three (3) candidates, each with recognized reputation and expertise, and the remaining Ultimate Shareholders shall select the CEO from among such nominees by a majority of the Ultimate Shareholders’ Consolidated Voting Power, excluding for this purpose the Consolidated Voting Power of the Ultimate Shareholder that submitted the list of candidates.

4.7.4. From the Effective Date until the Reference Date, the remaining members of the Statutory Officers shall be selected by the CEO, subject to approval by a majority of the Board of Directors, in accordance with the eligibility and succession rules defined by the People Committee; provided that the Investors may jointly request the replacement of the Company’s Chief Financial Officer (“CFO”). For such purpose, the Investors shall submit a list of three (3) candidates, each with recognized reputation and expertise, and the Aguassanta Holdings shall select the CFO from among such nominees. If the Aguassanta Holdings do not approve any of the candidates included in such list, the Aguassanta Holdings may request, on a one-time basis, that the Investors submit a new list of three (3) candidates, also with recognized reputation and expertise, and the Aguassanta Holdings shall select the CFO from among such nominees.

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4.7.5. After the Reference Date, the remaining members of the Statutory Officers shall continue to be selected by the CEO, subject to approval by a majority of the Board of Directors, in accordance with the eligibility and succession rules defined by the People Committee; provided that the Ultimate Shareholders that selected the CEO from the list of candidates, pursuant to Clause 4.7.3, may jointly request the replacement of the Company’s CFO. In such case, such Ultimate Shareholders shall have the right to submit a list of three (3) candidates, each with recognized reputation and expertise, and the Ultimate Shareholder holding Bound Shares representing the highest Percentage of Total Consolidated Voting Power shall select the CFO from among such nominees.

4.8. Board of Directors of the Relevant Subsidiaries. The directors of the Relevant Subsidiaries to be appointed by the Company shall be determined by resolution of the Representatives of the Ultimate Shareholders at a Prior Meeting, in proportion to the representation of the Ultimate Shareholders on the Company’s Board of Directors. The Parties hereby agree that, from the Effective Date until the Reference Date: (a) the Investors shall only appoint Bound Directors to the following Relevant Subsidiaries: Rumo S.A., Compass Gás e Energia S.A., Grupo Radar, Moove Lubricants Holdings, and Companhia de Gás de São Paulo – Comgás (in the latter case, always in compliance with applicable Law, in particular Gas Law No. 14,134/21 and Decree No. 10,712/21), provided that, in the case of Subsidiaries acquired after the Effective Date that qualify at any time as Relevant Subsidiaries, the Investors shall have the right to appoint directors in accordance with the rules set forth in this Chapter; and (b) (i) the Perfin Vehicle shall automatically become entitled to participate in the appointment of the Bound Directors of Edge in accordance with this Clause if the Perfin Vehicle and/or its Affiliates cease to hold an interest in Virtu GNL that grants them the right to appoint members of management at any time prior to the Reference Date; and (ii) the BTG Vehicles shall automatically become entitled to participate in the appointment of the Bound Directors of Edge in accordance with this Clause if the BTG Vehicles and/or their Affiliates cease to hold an interest in Eneva that grants them the right to appoint members of management at any time prior to the Reference Date.

4.9. Officers of the Relevant Subsidiaries. The CEO and CFO of each Relevant Subsidiary shall be appointed in accordance with Clauses 4.7.1 through 4.7.5 above, and the remaining members of the statutory officers of each Relevant Subsidiary shall be appointed by the respective chief executive officer, subject to approval by a majority of the board of directors of such Relevant Subsidiary.

CHAPTER V – RAÍZEN

5.1. Exercise of Voting Rights with respect to Raízen and its Controlled Entities. In compliance with the Raízen JVA Agreements, from the Effective Date until the Reference Date, the voting direction of the Company at shareholders’ meetings of Raízen, or of the Company’s representatives (including the Raízen Bound Directors) on the governing bodies of Raízen and its Controlled Entities, shall be determined at a Prior Meeting, in accordance with the voting direction of the Representative appointed by the Aguassanta Holdings, which shall be binding upon the Representatives of the other Ultimate Shareholders.

5.2. Board of Directors of Raízen. The directors of Raízen to be appointed by the Company shall be determined by resolution of the Representatives of the Ultimate Shareholders at a Prior Meeting, in accordance with the voting direction of the Representative appointed by the Aguassanta Holdings, which shall be binding upon the Representatives of the other Ultimate Shareholders.

5.3. Officers of Raízen. The Company’s rights with respect to the appointment of the officers of Raízen shall be exercised by resolution of the Representatives of the Ultimate Shareholders at a Prior Meeting, in accordance with the voting direction of the Representative appointed by the Aguassanta Holdings, which shall be binding upon the Representatives of the other Ultimate Shareholders.

CHAPTER VI – HOLDCO

6.1. Corporate Purpose and Assets of HoldCo. HoldCo is a non-operating holding company, whose sole purpose and corporate object is to hold an equity interest in the Company. Accordingly, except for the 1,450,000,000 (one billion, four hundred and fifty million) shares issued by the Company, of which 712,479,580 (seven hundred and twelve million, four hundred and seventy-nine thousand, five hundred and eighty) are Bound Shares – Company and 737,520,420 (seven hundred and thirty-seven million, five hundred and twenty thousand, four hundred and twenty) are Unbound Shares – Company, HoldCo shall not hold any other assets, subject to the provisions of Chapter VII below.

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CHAPTER VII – TRANSFERS OF SHARES

7.1. Transfer of Bound Shares. No Shareholder may carry out any Transfer of Bound Shares or of rights to subscribe for or receive Bound Shares in violation of the provisions of this Agreement.

7.1.1. The rules and restrictions set forth in Clauses 7.3, 7.5 and 7.7 shall not apply to any Transfer of Bound Shares – Company carried out, at any time and under any title, (a) by an Investor to its Affiliates; (b) by the Aguassanta Holdings to (b.i) any member of the ROSM Family, (b.ii) an entity wholly owned and Controlled by any member of the ROSM Family; or (b.iii) an entity Controlled by any member of the ROSM Family, provided that any participation of Third Parties in such entity is held by such Third Party exclusively within the scope of Structured Equity Participation Transactions in the context of a Permitted Encumbrance; (c) by the ROSM Family among themselves or (c.i) to an entity wholly owned and Controlled by any member of the ROSM Family; or (c.ii) to an entity Controlled by any member of the ROSM Family, provided that any participation of Third Parties in such entity is held by such Third Party exclusively within the scope of Structured Equity Participation Transactions in the context of a Permitted Encumbrance; (d) by HoldCo to the Investors (or their respective successors or permitted assigns) as a result of the redemption of PNAH Shares or PNBH Shares (“Permitted Transfers – Company”).

7.1.2. The rules and restrictions set forth in Clauses 7.2, 7.5 and 7.7 shall not apply to any Transfer of PNH Shares carried out, at any time and under any title, by an Investor to its Affiliates (“Permitted Transfers – HoldCo” and, together with the Permitted Transfers – Company, the “Permitted Transfers”).

7.1.3. In any event, and without prejudice to the rules and restrictions set forth in this Chapter VII, at least five (5) days prior to completing any Permitted Transfer, the transferring Shareholder shall notify the other Ultimate Shareholders of such Permitted Transfer, and the transferee of such Bound Shares shall adhere to this Agreement in full and deliver to HoldCo, the Company and the Ultimate Shareholders a joinder instrument to this Agreement in the form of Schedule 7.1.3 (the “Joinder Instrument”), assuming the same rights and obligations applicable to the transferring Shareholder and forming, together with it, a single block with respect to the Bound Shares, and the transferring Shareholder shall remain jointly and severally liable with the transferee for the obligations under this Agreement, provided that this joint and several liability shall not apply where the transferring Shareholder is an investment fund. If the Joinder Agreement is not delivered in accordance with this Clause, the Transfer shall not be validly completed.

7.1.4. For the sake of clarity, all Persons referred to in item “c” and its sub-items of Clause 7.1.1 shall be deemed Affiliates among themselves and with respect to ROSM and the Aguassanta Holdings.

7.1.5. Assignment of Rights. The respective rights and obligations of the Parties under this Agreement may not be assigned without the prior written consent of the other Parties, except (i) after the tenth (10th) anniversary of the Effective Date, in the event and under the terms set forth in Clause 7.5.2 below; or (ii) in cases where such assignment results from a Permitted Transfer, in which case the provisions of Clause 7.1.3 and its subclauses shall apply. Any Affiliates or Third Parties that adhere to this Agreement pursuant to Clauses 2.1.6, 7.1.3 or 7.5.2 shall form a single block with their respective Affiliate or the transferring Shareholder, as applicable, in accordance with the terms set forth therein, and shall jointly designate a single Representative for purposes of Clause 3.5.1 and Article 118, paragraph 10, of the Brazilian Corporations Law.

7.2. Lock-up – Bound Shares – HoldCo. Until the earlier of (i) the fourth (4th) anniversary of the Effective Date or (ii) the date on which all PNH Shares have been redeemed (the “Lock-up Period – HoldCo Shares”), the HoldCo Shareholders agree not to Transfer any Bound Shares – HoldCo held by them, or any rights arising therefrom, except in the case of a Permitted Transfer.

7.3. Lock-up – Bound Shares – Company. For a period of four (4) years from the Effective Date (the “Lock-up Period – Company Shares” and, together with the Lock-up Period – HoldCo Shares, the “Lock-up Periods”), the Company Shareholders agree not to Transfer (and to cause HoldCo not to Transfer): (i) any Bound Shares – Company held by them, or any rights arising from such Bound Shares – Company; and/or (ii) any Unbound Shares – Company held by HoldCo, except (a) in the case of a Permitted Transfer, (b) an Investment Financing Default, or (c) a default under Structured Equity Participation Transactions in the context of a Permitted Encumbrance, in cases (b) and (c) subject to compliance with Clause 7.4.1.

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7.4. Encumbrances. Except for Permitted Encumbrances, the Shareholders may not create, agree to create, attempt to create or allow to be created, directly or indirectly (including by means of encumbrances over shares or quotas issued by any of the Shareholders, or by shareholders or quotaholders of the Shareholders), any Encumbrance over the Bound Shares held by them (or over any rights related thereto, including subscription rights), unless expressly authorized by all other Ultimate Shareholders.

7.4.1. Permitted Encumbrances. Notwithstanding the foregoing, each Shareholder (other than HoldCo) may create, directly or indirectly, Encumbrances over: (i) Bound Shares – Company held by it representing up to five percent (5%) of the total share capital of the Company, subject to Clauses 7.4.1.2 or 7.4.1.3, as applicable, and item (c) below; (ii) PNAH Shares and/or PNBH Shares representing an Indirect Bound Ownership Percentage in the Company of up to five percent (5%), calculated without excluding treasury shares, subject to Clauses 7.4.1.2 or 7.4.1.3, as applicable, and item (c) below; (iii) PNCH Shares and PNDH Shares, subject to Clause 7.4.1.2; and (iv) 9,457,455 (nine million, four hundred and fifty-seven thousand, four hundred and fifty-five) PNEH Shares and 6,421,465 (six million, four hundred and twenty-one thousand, four hundred and sixty-five) PNFH Shares, subject to Clause 7.4.1.2, in each case items (i) through (iv), exclusively for the benefit of the creditor(s) of the financing obtained for the consummation of the Investment (as defined in the Investment Agreement), any refinancing thereof and/or any other funding structure to finance the acquisition of the Bound Shares, including through derivatives and/or in the context of Structured Equity Participation Transactions (the “Permitted Encumbrance”, “Creditors” and “Investment Financing”, respectively). In no event shall Permitted Encumbrances (a) restrict the Shareholders’ voting rights with respect to the Bound Shares, and/or (b) in any way result in a Transfer of PNAH, PNBH, PNCH, PNDH, PNEH or PNFH Shares; and/or (c) be created over Bound Shares representing, directly or indirectly, more than five percent (5%) of the Consolidated Bound Ownership Percentage in the Company, calculated without excluding treasury shares.

7.4.1.1. In the event of an Investment Financing Default (including default under any Structured Equity Participation Transaction) by any Shareholder (the “Defaulting Shareholder”), (i) the PNAH, PNBH, PNCH, PNDH, PNEH and PNFH Shares subject to a Permitted Encumbrance may under no circumstances be Transferred by such Shareholder to the Creditors or counterparties of the Structured Equity Participation Transaction; (ii) the Bound Shares – Company delivered to the Defaulting Shareholder as a result of the redemption of PNAH and PNBH Shares subject to a Permitted Encumbrance and/or any Bound Shares – Company subject to a Permitted Encumbrance may only be Transferred by the Defaulting Shareholder to the Creditors or counterparties of the Structured Equity Participation Transaction, provided that such Creditor or counterparty does not adhere to this Agreement and subject to (and after compliance with) Clause 7.4.1.2 or 7.4.1.3 below; and (iii) the Unbound Shares – Company delivered to the Defaulting Shareholder as a result of the redemption of PNCH, PNDH, PNEH and PNFH Shares subject to a Permitted Encumbrance may be Transferred by the Defaulting Shareholder to the Creditors or counterparties of the Structured Equity Participation Transaction without being subject to the rules and restrictions set forth in Clauses 7.3, 7.5 and 7.7.

7.4.1.2. Until (and including) the tenth (10th) anniversary of the Effective Date, prior to (and as a condition to) the Transfer of any Bound Shares – Company subject to a Permitted Encumbrance by the Defaulting Shareholder to the Creditors or counterparties of the Structured Equity Participation Transaction as a result of an Investment Financing Default (including any default under the relevant Structured Equity Participation Transaction agreements) (the “Foreclosed Bound Shares – Company”), (i) the Defaulting Shareholder shall notify the other Ultimate Shareholders of such Transfer (the “Foreclosure Notice”), and (ii) the other Ultimate Shareholders shall have the right, within thirty (30) days from receipt of the Foreclosure Notice, to acquire the Foreclosed Bound Shares – Company at a price equal to the VWAP of the Company’s shares over the thirty (30) days preceding the date of receipt of the Foreclosure Notice (the “Exercise Price”), by delivering a notice of exercise to the Defaulting Shareholder (the “Exercise Notice” and the “Call Option”, respectively). The Foreclosure Notice shall be deemed a binding and irrevocable offer to sell the Foreclosed Bound Shares – Company to the other Ultimate Shareholders at the Exercise Price. If more than one Ultimate Shareholder exercises the Call Option, the Foreclosed Bound Shares – Company shall be allocated among the Ultimate Shareholders that have exercised the Call Option pro rata to their respective Consolidated Bound Ownership Percentages in the Company, relative to the total number of Bound Shares – Company, excluding for such purposes the participation of any Ultimate Shareholder that has not exercised the Call Option and the participation of the Defaulting Shareholder. The purchase and sale of the Foreclosed Bound Shares – Company pursuant to the Call Option shall be consummated (i.e., payment of the Exercise Price and Transfer of the Foreclosed Bound Shares – Company) within thirty (30) days from receipt by the Defaulting Shareholder of the Exercise Notice, provided that the deadline for such Transfer shall be extended for the maximum period required to obtain any governmental authorization or third-party approval necessary for the implementation of such acquisition, including for antitrust purposes. If the other Ultimate Shareholders do not exercise the Call Option within the period set forth above, the Defaulting Shareholder shall be free to Transfer the Foreclosed Bound Shares – Company to the Creditors or counterparties of the Structured Equity Participation Transaction (without such Creditor or counterparty adhering to this Agreement), in which case Clauses 7.3, 7.5 and 7.7 shall not apply to such Bound Shares – Company.

7.4.1.3. After the tenth (10th) anniversary of the Effective Date, prior to (and as a condition to) the Transfer of the Foreclosed Bound Shares – Company, the provisions of Clause 7.5 shall apply as a condition to the Transfer of the Foreclosed Bound Shares – Company to the Creditors or counterparties of the Structured Equity Participation Transaction (without such Creditor or counterparty adhering to this Agreement), and the provisions of Clause 7.7 shall not apply.

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7.4.2. After the tenth (10th) anniversary of the Effective Date, prior to (and as a condition to) the Transfer of the Foreclosed Bound Shares – Company, the provisions of Clause 7.5 shall apply as a condition to the Transfer of the Foreclosed Bound Shares – Company to the Creditors or counterparties of the Structured Equity Participation Transaction (without such Creditor or counterparty adhering to this Agreement), and the provisions of Clause 7.7 shall not apply.

7.5. Right of First Offer for Off-Market Transactions. If, after the expiration of the applicable Lock-up Period, any Shareholder (the “Offering Shareholder”) intends to Transfer any number of Bound Shares – Company or Bound Shares – HoldCo, as applicable, to another Shareholder, Ultimate Shareholder or a Third Party outside the stock exchange environment, such Offering Shareholder shall deliver written notice of such proposed Transfer (the “ROFO Sale Notice”) to the other Ultimate Shareholders (each, an “Offeree Shareholder”), with a copy to the Company. The ROFO Sale Notice shall include (i) the number and identification of the Bound Shares to be Transferred (the “Offered Shares”), (ii) the price and payment terms, and (iii) any other material terms and conditions of the proposed Transfer (the “Offer”). Each Offeree Shareholder shall have the right, within thirty (30) days from receipt of the ROFO Sale Notice, to deliver a notice (the “Purchase Notice”) to the Offering Shareholder, with a copy to the Company and HoldCo, containing an offer to purchase, by itself or its Affiliates, all (and not less than all) of the Offered Shares (the “Right of First Offer”). The Purchase Notice shall be irrevocable and binding. If more than one Offeree Shareholder exercises the Right of First Offer and delivers a Purchase Notice, the Offered Shares shall be allocated among such Offeree Shareholders pro rata to their respective Consolidated Bound Ownership Percentages in the Company, relative to the total number of Bound Shares – Company, excluding for such purposes the participation of any Offeree Shareholder that has not exercised the Right of First Offer, as well as the Offered Shares. The purchase and sale of the Offered Shares pursuant to the Right of First Offer shall be consummated (i.e., payment and Transfer of the Offered Shares) within thirty (30) days from delivery of the Purchase Notice (the “ROFO Closing Period”), provided that the deadline for such Transfer shall be extended for the maximum period required to obtain any governmental authorization or third-party approval necessary for the implementation of such acquisition, including for antitrust purposes.

7.5.1. If an Offeree Shareholder does not exercise its Right of First Offer within the period set forth above, the Offering Shareholder shall be free to seek Third Parties to acquire the Offered Shares on the same terms set forth in the Offer and the ROFO Sale Notice, or on terms more favorable to the Offering Shareholder, within two hundred and ten (210) days from the date of delivery of the ROFO Sale Notice. Upon expiration of such two hundred and ten (210)-day period, the Offering Shareholder shall again comply with the Right of First Offer set forth in this Clause 7.5 if it intends to Transfer the Offered Shares. Bound Shares transferred to Third Parties pursuant to this Clause may not be subject to any other voting agreement and/or shareholders’ agreement for a period of thirty (30) days following such Transfer.

7.5.2. The Offered Shares transferred to Third Parties in accordance with the procedures set forth in this Clause shall be automatically released from this Agreement if such Transfer occurs on or prior to the tenth (10th) anniversary of the Effective Date. After the tenth (10th) anniversary of the Effective Date, any Third Party acquiring Bound Shares from any Shareholder shall adhere to this Agreement by executing an Joinder Instrument, assuming the same rights and obligations applicable to the transferring Shareholder and forming, together with it, a single block with respect to the relevant Bound Shares.

7.5.3. If any Transfer (including any indirect Transfer) of Bound Shares is carried out in violation of any of the provisions set forth in this Chapter VII, the non-defaulting Ultimate Shareholders holding the highest Consolidated Bound Ownership Percentage in the Company (disregarding the Bound Shares irregularly transferred to Third Parties and any Bound Shares still held by the defaulting Shareholder) may, at their sole discretion, elect to: (i) maintain the irregularly Transferred Bound Shares subject to this Agreement, with all rights of the defaulting Shareholder, including voting rights at Prior Meetings and the right to appoint Bound Directors pursuant to Clauses 4.2.1 through 4.2.3, suspended until such irregular Transfer is reversed, with the rights attached to any other Bound Shares held by the defaulting Shareholder also remaining suspended, and all Bound Shares of the defaulting Shareholder being voted in accordance with the decisions taken by the Representatives of the other Ultimate Shareholders at the Prior Meeting; or (ii) proceed with the release of the irregularly Transferred Bound Shares from this Agreement.

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7.6. Release of Bound Shares – Company from this Agreement. If, after the Lock-up Period – Company Shares, an Offering Shareholder wishes to Transfer Bound Shares – Company through the stock exchange, such Offering Shareholder may request that the Company instruct its share registrar to release such Bound Shares – Company from this Agreement, and once in the stock exchange environment, such shares may be freely transferred (the “Released Shares”). Without prejudice to the foregoing, (i) until the effective Transfer of such Released Shares through the stock exchange, all voting rights with respect to such Released Shares shall be exercised by the Offering Shareholder in accordance with the terms of this Agreement; (ii) if such Released Shares are not Transferred within thirty (30) days from their release in the stock exchange environment, such Released Shares shall be automatically deemed re-bound to this Agreement, and the Offering Shareholder and the Company shall take all actions necessary to formalize such re-binding; and (iii) the Released Shares effectively Transferred through the stock exchange within the thirty (30)-day period set forth herein may not be subject to any other voting agreement and/or shareholders’ agreement for a period of thirty (30) days following such Transfer.

7.7. Tag-Along Right. If, after the expiration of the applicable Lock-up Period, an Offering Shareholder (provided that such Offering Shareholder is, at such time, the holder of Bound Shares representing a majority of the Ultimate Shareholders’ Consolidated Voting Power) wishes to accept a bona fide written offer from a Third Party to acquire, directly or indirectly, Bound Shares representing a majority of the Ultimate Shareholders’ Consolidated Voting Power, such Offering Shareholder shall notify the other Offeree Shareholders of such binding offer and its intention to accept it, and each Offeree Shareholder may elect to Transfer, together with the Bound Shares of the Offering Shareholder to be Transferred and on the same terms and conditions of such Transfer (including, for the avoidance of doubt, with respect to any representations and warranties made by the Offering Shareholder or any obligations undertaken by the Offering Shareholder), all (and not less than all) of the Bound Shares held by such Offeree Shareholder (the “Tag-Along Right”).

7.7.1. For purposes of the foregoing, if an Offeree Shareholder wishes to exercise its Tag-Along Right, such Offeree Shareholder shall deliver to the Offering Shareholder, within thirty (30) days after receipt of the notice referred to in Clause 7.7, a written notice stating its intention to exercise its Tag-Along Right (the “Tag-Along Exercise Notice”). Failure by the Offeree Shareholder to deliver such notice within the applicable period shall be deemed a waiver of the Tag-Along Right.

7.7.2. If, after the lapse of one hundred and eighty (180) days from the delivery of the Tag-Along Exercise Notice, the Transfer of the Bound Shares to the Third Party has not been completed, and the Offering Shareholder still intends to Transfer its Bound Shares to such Third Party, the procedure set forth herein shall be repeated.

CHAPTER VIII – OTHER OBLIGATIONS

8.1. Non-Solicitation. For so long as they hold Bound Shares, (i) the Aguassanta Holdings and their respective Affiliates; (ii) the Perfin Vehicle, the investment funds under the discretionary management of the Perfin Manager and the entities controlled by such funds; and (iii) BTG Gestora, its investment funds under discretionary management and the entities controlled by such funds, agree not to solicit or hire any employee at director or vice-president level of the Company or any of its Relevant Subsidiaries. Notwithstanding the foregoing, the following shall not constitute a breach of this Clause: (i) the publication of general job advertisements, including through headhunter platforms and/or recruitment firms, provided that such publication does not result in the hiring of the relevant individual; and/or (ii) the hiring of any officer or employee who has voluntarily left the Company or its Relevant Subsidiaries, provided that at least six (6) months have elapsed since such departure; and/or (iii) the hiring of any officer or employee whose employment was terminated by the Company or any of its Relevant Subsidiaries prior to any recruitment discussions initiated by the relevant Shareholder.

8.2. Dividend Policy. The Company Shareholders agree and agree to approve (and the Ultimate Shareholders agree to cause the Company Shareholders to approve) the Dividend Distribution and Earnings Allocation Policy attached hereto as Schedule 8.2 (the “Dividend Policy”) at the first meeting of the Board of Directors held after the effectiveness of this Agreement. Any amendment to the Dividend Policy, as well as any distribution of dividends, interest on equity or any other form of return on capital not in accordance with the Dividend Policy, shall be subject to approval by the Representatives of the Ultimate Shareholders at a Prior Meeting, in accordance with this Agreement.

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8.3. Exclusive Investment Vehicle. The Parties acknowledge that, for so long as they are parties to this Shareholders’ Agreement and the Company holds Control of Compass, Compass shall be the exclusive vehicle for equity investments in the Restricted Businesses throughout the Territory (the “Exclusivity”). In addition to the Parties, in the case of (a) the BTG Vehicles, this Exclusivity obligation shall also apply to BTG Pactual Holding S.A., BTG Gestora, any other investment funds under the discretionary management of BTG Pactual Gestora de Recursos Ltda. or entities controlled by such funds; (b) the Perfin Vehicle, this Exclusivity obligation shall also apply to the Perfin Manager, any other investment funds under its discretionary management or entities controlled by such funds; and (c) ROSM or the Aguassanta Holdings, this Exclusivity obligation shall also apply to the Aguassanta Holdings and their respective Affiliates. The provisions of this Clause shall apply solely to the entities expressly listed above and shall not apply to any other Persons or their Affiliates.

8.3.1. Notwithstanding the foregoing, the Exclusivity shall not apply to the holding, subscription or acquisition of shares or other securities issued by publicly traded companies, whether on a stock exchange or over-the-counter market, by any of the Parties or their Affiliates, provided that there is no involvement in the appointment of management and/or conduct of the business of the invested company, including through participation in shareholders’ agreements and/or voting rights.

8.3.2. Notwithstanding the foregoing, the Parties acknowledge that the BTG Vehicles, BTG Pactual Holding S.A., BTG Gestora and their respective Affiliates form part of a full-service financial group engaged in activities including securities issuance and advisory, commercial banking, commodities trading, energy and derivatives trading, foreign exchange brokerage, proprietary investments, corporate and private banking, asset and wealth management, financing and financial advisory services. Accordingly, and for the avoidance of doubt, the following activities shall not constitute a breach of, nor be subject to, the Exclusivity, nor constitute, directly or indirectly, a Restricted Business:

(a) granting of loans, credit facilities, financing or guarantees to any Person engaged in Restricted Businesses;

(b) holding of debt instruments, whether convertible or not;

(c) underwriting, distribution or placement of securities and total return swaps;

(d) holding of securities or credits in connection with enforcement of security interests;

(e) provision of financial or advisory services;

(f) activities in credit, real estate or corporate desk operations;

(g) management of investment funds or assets;

(h) investments in third-party funds; and

(i) commercialization of natural gas and related activities:

8.3.3. The exceptions set forth in items (a), (b), (d) and (g) of Clause 8.3.2 shall also apply to the Perfin Vehicle and its Affiliates. The exceptions set forth in items (b), (c) and (g) of Clause 8.3.2 shall also apply to Rio das Pedras Gestora.

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8.4. Sensitive Information. Notwithstanding Clause 3.5.1.4, the Shareholders, Bound Directors and/or Representatives appointed by any Ultimate Shareholder shall (i) maintain strict confidentiality of Sensitive Information, using it exclusively in the interest of the Company and its Relevant Subsidiaries; (ii) not disclose or use such information for the benefit of any Shareholder or Affiliate; and (iii) take all reasonable measures to prevent unauthorized access.

8.4.1. Access to Sensitive Information – Information Barriers. In order to ensure compliance with Clause 8.4 and to restrict access to Sensitive Information by Bound Directors and/or Representatives of the Ultimate Shareholders, in the event that such individuals hold management positions in any Third Party that competes with the relevant Relevant Subsidiary in its respective Businesses, the Company and the Relevant Subsidiaries shall implement and maintain effective information barrier mechanisms with respect to Sensitive Information, including, at a minimum: (i) access and disclosure restrictions, through measures to be defined by the Ultimate Shareholders, designed to prevent the flow of Sensitive Information from the Company and the Relevant Subsidiaries; (ii) written information barrier policies and procedures, as well as individual confidentiality and segregation undertakings applicable to all Shareholders, Bound Directors and/or Representatives appointed by any Ultimate Shareholder; (iii) whenever necessary, the adoption of Sensitive Information handling measures; and (iv) the designation of a responsible individual for the administration of such barriers, approval of exceptional access and recording of incidents.

8.4.2. Misuse of Sensitive Information. Any breach of the obligations set forth in Clause 8.4 and Clause 8.4.1 above shall subject the defaulting Shareholder to (i) the replacement, at the request of the Company and/or the Relevant Subsidiaries, of the Bound Directors and/or Representatives appointed by such Shareholder; and (ii) liability for losses and damages, as well as specific performance remedies (including obligations to do or refrain from doing), including injunctive relief to prevent the improper use or disclosure of Sensitive Information.

CHAPTER IX – TERM AND TERMINATION

9.1. Term. This Agreement shall become effective on the date hereof and shall remain valid and in full force and effect until the earlier of: (i) the twentieth (20th) anniversary of the Effective Date; or (ii) with respect to each Ultimate Shareholder, for so long as such Ultimate Shareholder holds a Consolidated Bound Ownership Percentage in the Company equal to (a) at least 5.70% (five point seventy percent), until the Aguassanta Holdings comply with their obligation to bind the Aguassanta Additional Shares in accordance with Clause 2.1.6.1; or (b) at least 6.80% (six point eighty percent), after the binding of the Aguassanta Additional Shares in accordance with Clause 2.1.6.1, subject to Clause 9.1.1 below.

9.1.1. If the binding of the Aguassanta Additional Shares in accordance with Clause 2.1.6.1 is not implemented, for any reason, by the earlier of the expiration of the Lock-up Period and the Reference Date, the Consolidated Bound Ownership Percentage in the Company for purposes of item “(ii)” of Clause 9.1 above shall be permanently fixed at 5.70% (five point seventy percent).

CHAPTER X – GENERAL PROVISIONS

10.1. Confidentiality. The Parties shall keep, and shall use their commercially reasonable efforts to cause their respective directors, officers, employees, accountants, attorneys, consultants, advisors and agents to keep, all documents and information of a confidential nature relating to the business strategies, operations, finances and other matters involving HoldCo, the Company and each of the Parties strictly confidential during the term of this Agreement and for an additional period of three (3) years following the termination of this Agreement, except (a) with respect to information that is required to be disclosed pursuant to applicable Law or as required by any Governmental Authority, or that otherwise becomes publicly available without any breach of confidentiality obligations. If any Governmental Authority or court requires the disclosure of any confidential information, the Party receiving such request shall (i) promptly notify the other Parties for informational purposes and (ii) disclose such confidential information only to the extent necessary to comply with such obligation, in each case emphasizing the confidential nature of such information to the requesting authority.

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10.2. Notices. All notices, requests, claims or other communications required or permitted under this Agreement shall be in writing and shall be delivered by hand, by e-mail (in which case with electronic confirmation of receipt) or by nationally recognized courier service. Any such notice shall be deemed duly given when delivered to the following addresses (or to such other addresses and contact details as a Shareholder may designate by written notice to the other Shareholders):

(a) If to the Aguassanta Holdings:

Attn.: Rubens Ometto Silveira Mello and Burkhard Otto Cordes

Address: Avenida Cezira Giovanoni Moretti, No. 955, 2nd Floor, Suite 07, Santa Rosa District, City of Piracicaba, State of São Paulo, ZIP Code 13414-157.

(b) If to the BTG Vehicles:

Attn.: Renato Mazzola / João Sá / Daniel Epstein / Legal Department

Address: Avenida Brigadeiro Faria Lima, No. 3,477, 14th Floor (part), Itaim Bibi, ZIP Code 04538-133, São Paulo, SP, Brazil

(c) If to the Perfin Vehicle:

Attn.: Ralph Rosenberg

Address: Rua Leopoldo Couto Magalhães, No. 822, Suite 11, Itaim Bibi, São Paulo/SP, ZIP Code 04542-000, Brazil

(d) If to the Company:

Attn.: Marcelo Eduardo Martins and Maria Rita de Carvalho Drummond

Address: Avenida Brigadeiro Faria Lima, No. 4,100, 16th Floor, Suite 1, Itaim Bibi, ZIP Code 04538-132, São Paulo, SP, Brazil

(e) If to HoldCo:

Attn.: Rubens Ometto Silveira Mello and Burkhard Otto Cordes

Address: Avenida Brigadeiro Faria Lima, No. 4,100, 16th Floor, Suite 30, Itaim Bibi District, City and State of São Paulo, ZIP Code 04538-132, Brazil.

10.3. Entire Agreement. This Agreement constitutes the entire agreement and understanding among the Parties with respect to the subject matter hereof and supersedes all prior agreements, whether oral or written, relating to such subject matter, and prevails over any prior conflicting terms among the Parties. No amendment, modification or waiver of any provision of this Agreement shall be binding unless in writing and signed by duly authorized representatives of each Party.

10.4. Severability. If any provision of this Agreement is held to be invalid or unenforceable by any court of competent jurisdiction, the remaining provisions of this Agreement shall remain in full force and effect. Any provision of this Agreement that is held to be invalid or unenforceable only in part or degree shall remain in full force and effect with respect to the portions not deemed invalid or unenforceable. The Shareholders shall, in good faith, negotiate and use their commercially reasonable efforts to replace any invalid or unenforceable provision with a valid and enforceable provision that most closely reflects the original intent of the Parties.

10.5. Waivers. No waiver, termination or release of this Agreement, or of any term or provision hereof, shall be binding upon any Party unless confirmed in writing. No waiver by any Party of any term or provision of this Agreement or of any breach hereof shall affect such Party’s rights thereafter to enforce any such term or provision or to exercise any right or remedy in the event of any other breach, whether similar or not.

10.6. Successors. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors of the Parties. Nothing in this Agreement, express or implied, is intended to confer upon any Person other than the Parties and their respective successors any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

10.7. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Federative Republic of Brazil.

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10.8. Arbitration. The Parties agree, within a period not exceeding fifteen (15) days from receipt by any Party of notice of the existence of a dispute, to use their commercially reasonable efforts to resolve amicably, through mutual negotiations, any dispute or controversy arising out of or in any way related to this Agreement and/or its Exhibits, including, without limitation, any matters relating to its existence, validity, effectiveness, performance, enforcement, interpretation, breach, termination or rescission (a “Dispute”). The Parties agree that their commitment to resolve disputes amicably constitutes an obligation of means and does not prevent the immediate commencement of arbitration. If such mutual agreement is not reached, any Dispute shall be referred to and finally resolved by binding arbitration in accordance with this arbitration clause and the rules of the Market Arbitration Chamber (Câmara de Arbitragem do Mercado – “CAM”) then in force (the “Rules”), and shall be administered by CAM.

10.8.1. Applicable Rules. If the Rules and this arbitration clause are silent on any procedural aspect, such matters shall be supplemented by the applicable provisions of the Brazilian Arbitration Law. Any doubts regarding procedure shall be finally resolved by the Arbitral Tribunal and, prior to its constitution, by CAM. The Rules are deemed incorporated herein by reference, except as modified herein or by mutual agreement of the Parties.

10.8.2. Compliance with Arbitration Agreement. For the avoidance of doubt, this Clause shall bind all Parties to this Agreement, including, without limitation, HoldCo, the Company and ROSM, who agree to submit to and comply with all terms and conditions of Clause 10.8, which shall be irrevocably in full force and effect and subject to specific performance. The Parties expressly agree that no additional instrument or condition is required to give full force and effect to this arbitration clause, including, without limitation, any submission agreement (compromisso) under Article 10 of the Brazilian Arbitration Law.

10.8.3. Powers of the Arbitral Tribunal. The Arbitral Tribunal shall have authority to resolve any and all disputes, including ancillary matters, and to issue any orders it deems necessary, including interim, provisional and final relief, as well as specific performance of obligations under this Agreement. Any order, decision or award rendered by the Arbitral Tribunal shall be final and binding upon the Parties and their successors, who expressly waive any appeal. The arbitral award may be enforced before any court with jurisdiction over the Parties and/or their assets. The arbitrators shall decide in accordance with applicable Brazilian law, and decisions based on equity shall not be permitted. Brazilian law shall govern the arbitration clause. Any dispute regarding the commencement of arbitration shall be finally resolved by the Arbitral Tribunal. The Rules regarding emergency arbitrator and expedited proceedings shall not apply.

10.8.4. Arbitral Tribunal. The arbitration shall be conducted by a panel of three (3) arbitrators. If there are only two parties to the arbitration, each party shall appoint one arbitrator in accordance with the Rules, and the two arbitrators so appointed shall jointly appoint a third arbitrator, after consultation with the parties, who shall act as chair of the arbitral tribunal (the “Arbitral Tribunal”), within ten (10) days from receipt by the two previously appointed arbitrators of a communication from CAM. If any arbitrator has not been appointed within the time limits set forth in this Agreement and/or in the Rules, as applicable, such appointment shall be made by CAM. If there are multiple parties, whether as claimants or respondents, the multiple claimants, jointly, and the multiple respondents, jointly, shall appoint one arbitrator within the time limits set forth in the Rules. In the absence of a joint appointment by the multiple claimants and/or multiple respondents, CAM shall appoint the members of the Arbitral Tribunal in accordance with the Rules. The Parties hereby agree to waive the application of any provision of the Rules that limits the selection of arbitrators to CAM’s list. If, at any time, a vacancy occurs on the Arbitral Tribunal, such vacancy shall be filled in the same manner and subject to the same requirements as those applicable to the original appointment for such position.

10.8.5. Consolidation of Proceedings. If two or more disputes arise in connection with this Agreement and/or its Exhibits and/or any related document, they may be resolved in a single arbitration proceeding. Prior to the constitution of the Arbitral Tribunal, CAM shall have the authority to consolidate such disputes into a single arbitration proceeding, in accordance with the Rules. After the constitution of the Arbitral Tribunal, in order to facilitate the resolution of related disputes, the Arbitral Tribunal may, at the request of any party, consolidate the arbitration proceeding with any other pending arbitration proceeding involving disputes arising out of this Agreement and/or any related transaction document. The Arbitral Tribunal shall consolidate the proceedings provided that (i) the proceedings involve the same parties; (ii) there are common issues of fact and/or law among them; and (iii) such consolidation does not result in prejudice due to undue delay in the resolution of disputes. Jurisdiction to determine the consolidation of proceedings and to conduct the consolidated proceeding shall rest with the first constituted arbitral tribunal. The decision on consolidation shall be final and binding upon all parties involved in the disputes and arbitration proceedings subject to the consolidation order.

10.8.6. Seat of Arbitration. The seat of arbitration shall be the City of São Paulo, State of São Paulo, Brazil, where the arbitral awards shall be rendered.

10.8.7. Language. The arbitration shall be conducted in Portuguese.

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10.8.8. Binding Effect. The arbitral award shall be final, non-appealable and binding upon the Parties, including HoldCo and the Company, and their respective successors and assigns, who agree to comply with it voluntarily and expressly waive any form of appeal, except for requests submitted to the Arbitral Tribunal for the correction of clerical errors or clarification of any ambiguity, doubt, inconsistency or omission in the arbitral award, as provided under Article 30 of the Brazilian Arbitration Law, and, further, the good-faith exercise of annulment claims as set forth in Article 33 of the Brazilian Arbitration Law. The arbitral award may be enforced before any court having jurisdiction over the Parties and/or their assets.

10.8.9. Arbitration Costs. Each party shall advance the costs and expenses it incurs during the arbitration, and the Parties shall share equally any costs and expenses that cannot be attributed to a specific party. The arbitral award shall allocate final responsibility for the costs of the proceeding to the prevailing party, or to both parties in proportion to the extent their claims are not upheld, as well as reasonable expenses deemed appropriate by the Arbitral Tribunal, including contractual attorneys’ fees, expert fees and other expenses necessary or useful for the arbitration proceeding. No statutory prevailing party attorneys’ fees (honorários de sucumbência) shall be awarded.

10.8.10. Exceptional Jurisdiction. The Parties acknowledge full awareness of the terms and effects of this arbitration clause and irrevocably agree that arbitration shall be the sole means for resolving any Disputes. Notwithstanding the validity of this arbitration clause, the Parties may seek judicial assistance, if and when necessary, solely for the purposes of: (a) enforcing obligations subject to immediate judicial enforcement; (b) prior to the constitution of the Arbitral Tribunal, obtaining urgent or interim relief, including injunctive or specific relief, for the protection or preservation of rights and/or to ensure that arbitration is commenced and/or to safeguard the existence and effectiveness of the arbitration proceeding; or (c) exercising, in good faith, the right to seek annulment of the arbitral award under Article 33 of the Brazilian Arbitration Law. With respect to the measures set forth above, the Parties elect the courts of the City of São Paulo, State of São Paulo, to the exclusion of any other jurisdiction. The Arbitral Tribunal, once constituted, may review, maintain or revoke any measures granted by the judiciary. The filing of any action pursuant to this Clause shall not be deemed a waiver of this arbitration clause or of the full jurisdiction of the Arbitral Tribunal.

10.8.11. Confidentiality. All documents and/or information exchanged between the Parties, including between any Party and the Arbitral Tribunal, shall be confidential. Unless otherwise expressly agreed in writing by the Parties or required by Law, the Parties, their respective representatives and Affiliates, witnesses, the Arbitral Tribunal, CAM and its secretariat agree to keep confidential the existence, content and all awards and decisions related to the arbitration proceeding, together with all materials used therein and created for its purposes, as well as other documents produced by the other Party during the arbitration proceeding, except to the extent that (i) otherwise expressly agreed in writing by the Parties; (ii) disclosure is required by Law; (iii) disclosure is required by a Governmental Authority or determined by a court; (iv) such information becomes public by means unrelated to disclosure by the Parties or their Affiliates; or (v) disclosure is necessary for a Party to seek judicial relief in the circumstances provided under the Brazilian Arbitration Law. Any dispute relating to confidentiality obligations shall be finally and bindingly resolved by the Arbitral Tribunal. The Parties further acknowledge that, for all legal purposes, the confidentiality obligation set forth herein serves the purposes of Article 189, item IV, of the Brazilian Code of Civil Procedure (“CPC”).

10.9. Default – Specific Performance. If any Party fails to perform any of its obligations under this Agreement, the non-breaching Party shall have the right to exercise any rights or remedies available under applicable Law or this Agreement, including: (a) seeking specific performance of the obligations hereunder, including asserting the nullity of any resolution adopted at a general meeting of HoldCo, a general meeting of the Company, or a meeting of the Board of Directors, Statutory Officers or any other management body of HoldCo or the Company that has been adopted in violation of the provisions of this Agreement; and/or (b) seeking compensation for losses and damages.

10.9.1. Adequacy of Damages – Specific Performance. In light of the nature of this Agreement, the Shareholders acknowledge that, in the event of a breach of any obligations hereunder, an award of damages may not constitute an adequate remedy. Accordingly, without prejudice to any damages that may be claimed, any obligation under this Agreement that is breached by any Shareholder may be subject to specific performance, including by means of a court order or by substitution of the act, vote or measure taken, refused or omitted in violation of the provisions of this Agreement.

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10.10. Filing and Registration. This Agreement shall be filed at the headquarters of HoldCo, the Company, the Relevant Subsidiaries and Raízen, in accordance with and for the purposes of Article 118 of the Brazilian Corporations Law. HoldCo and the Company shall cause the following legend to be recorded in the shareholders’ register book and by the financial institution acting as book-entry depositary of the shares, respectively, as follows:

“[·] SHARES HELD BY [·] ARE SUBJECT TO THE TERMS AND RESTRICTIONS SET FORTH IN THE SHAREHOLDERS’ AGREEMENT DATED [·], A COPY OF WHICH IS AVAILABLE AT THE COMPANY’S HEADQUARTERS. NO TRANSFER OF SUCH SHARES SHALL BE MADE OR REGISTERED IN THE COMPANY’S BOOKS UNLESS ACCOMPANIED BY EVIDENCE OF COMPLIANCE WITH THE TERMS OF THE AFORESAID SHAREHOLDERS’ AGREEMENT. TRANSACTIONS CARRIED OUT BY THE COMPANY OR ITS SHAREHOLDERS IN VIOLATION OF THE SHAREHOLDERS’ AGREEMENT SHALL BE NULL AND VOID.”

10.11. Electronic Execution. All signatories acknowledge that this Agreement shall have full legal validity in electronic form and shall be deemed equivalent to a physical document for all legal purposes. The Parties acknowledge and agree that the execution of this Agreement by electronic means, without the need for initials on each page, is the method mutually chosen by the Parties to evidence authorship and integrity of this instrument and to confer upon it full legal effect as if it were a physical document. All electronic signatures affixed to this Agreement in accordance with this Clause shall be valid and sufficient to ensure the authenticity, integrity, existence and validity of this Agreement. The signatories further agree not to initial each page, and the execution of this Agreement in the signature blocks set forth below shall constitute acknowledgment of the validity of all its pages and exhibits. If a natural person executes this Agreement on behalf of more than one Party, as attorney-in-fact or legal representative, a single electronic signature shall be deemed valid representation of all represented Parties for all legal purposes.

10.12. Intervening Party. ROSM executes this Agreement as an intervening party, undertaking to comply with and to cause its Affiliates, including the Aguassanta Holdings, to comply with the provisions of this Agreement.

10.13. Authorized Initials. The Parties hereby authorize the individuals identified below to initial, on their behalf, all pages of this Agreement, as well as its Schedules:

Party	Name	Authorized Initial
Holdings Aguassanta	Marcelo de Campos Bicudo.
Company	Maria Rita de Carvalho Drummond
FIP Perfin Rally	Cecília Garrett de Freitas Sampaio Amaral.

Party	Name	Authorized Initial
Bruno Dario Werneck.
New Holding	Marcelo De Campos Bicudo.

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